Exhibit 10.01

ASSET PURCHASE AGREEMENT

By and Among

CARAUSTAR INDUSTRIES, INC.,

SPRAGUE PAPERBOARD, INC.,

as Seller

and

CASCADES BOXBOARD GROUP - CONNECTICUT LLC

as Buyer

and

CASCADES INC.

as Guarantor

April 21, 2006

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(continued)

(continued)

(continued)

SCHEDULES

1.01(a)(iii)	SPRAGUE PERSONAL PROPERTY
1.01(a)(iv)	INVENTORY
1.01(a)(vii)	CONTRACTS
1.01(a)(viii)	SPRAGUE CUSTOMER LISTS
1.01(a)(xii)	PREPAID EXPENSES AND DEPOSITS
1.01(b)(iv)	EXCLUDED ASSETS
1.01(c)(iii)	ASSUMED SPRAGUE LIABILITIES
2.02	ALLOCATION OF PURCHASE PRICE
3.03	COMPANY CONSENTS
3.05	FINANCIAL STATEMENTS AND LIABILITIES
3.08	CERTAIN CHANGES
3.09	REAL PROPERTY
3.10	TITLE TO ASSETS; LIENS
3.11	TAXES
3.12(b)	PERMITS
3.12(c)	ENVIRONMENT
3.13	LICENSES
3.15	COMPENSATION
3.16	EMPLOYEE BENEFIT PLANS
3.17	LABOR RELATIONS/UNIONS
3.18	INCREASES IN COMPENSATION
3.19	INSURANCE
3.20	ALLOWANCES
3.21	INTELLECTUAL PROPERTY RIGHTS
3.22	USE OF NAMES
3.23	BANK ACCOUNTS
3.25	LITIGATION
3.26	INSIDER INTERESTS; INTERCOMPANY TRANSACTIONS
6.09	EMPLOYEES
9.06	THIRD PARTY CONSENTS

EXHIBITS

A	FORM OF SPRAGUE TRANSITION SERVICES AGREEMENT

B	FORM OF SUPPLY AGREEMENT

C	FORM OF LEGAL OPINIONS

D	INSTRUMENTS OF CONVEYANCE

E	INSTRUMENTS OF ASSUMPTION OF THE ASSUMED LIABILITIES

F	LICENSE FOR ACCESS AND REMEDIATION

G	ESTABLISHMENTS

-V-

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (this “Agreement”) made as of the 21st day of April, 2006 by and among Caraustar Industries, Inc., a North Carolina corporation (“Caraustar”), Sprague Paperboard, Inc., a Connecticut corporation (“Sprague” or “Seller” and, hereinafter together with Caraustar, sometimes the “Caraustar Parties”), Cascades Boxboard Group—Connecticut LLC, a Delaware limited liability company (“Buyer”) and Cascades Inc., a Quebec corporation (the “Guarantor”). Capitalized terms used herein and not defined in the specific Section in which they are used, shall have the meanings assigned to such terms in Section 14.01 hereof.

W I T N E S S E T H:

WHEREAS, the Caraustar Parties are engaged in the business of coated recycled boxboard manufacture, marketing and sale (the “Business”);

WHEREAS, Sprague conducts the Business at Sprague, Connecticut (the “Sprague Mill”).

WHEREAS, Caraustar is directly or indirectly the holder of all of the issued and outstanding shares of capital stock of Sprague;

WHEREAS, Buyer desires to acquire from Sprague all of the Assets and to assume the Assumed Sprague Liabilities, and Caraustar desires to cause Sprague to and Sprague desires to sell, transfer, convey and assign the Assets and the Assumed Sprague Liabilities to Buyer, all on the terms and subject to the conditions hereinafter set forth;

WHEREAS, to induce the parties to enter into this Agreement and perform their respective obligations hereunder, Caraustar has agreed, and has agreed to cause Seller, and each of Caraustar and Seller has agreed to make the representations, warranties, covenants and agreements set forth herein and Buyer has agreed to make the representations, warranties, covenants and agreements set forth herein;

WHEREAS, at the Closing, Buyer, Caraustar and Seller will enter into a transition services agreement (the “Sprague Transition Services Agreement”) in form and substance as annexed hereto as Exhibit A; and

WHEREAS, at the Closing, Buyer and Caraustar will enter into a long-term board supply agreement (the “Supply Agreement”) in form and substance as annexed hereto as Exhibit B; and

WHEREAS, the Guarantor is executing this Agreement as guarantor of the obligations of Buyer pursuant to the terms hereof.

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements hereinafter set forth, and intending to be legally bound, the parties hereto hereby agree as follows:

ARTICLE I

PURCHASE AND SALE OF THE ASSETS

1.01 Purchase and Sale of the Assets.

(a) Assets. Subject to the terms and conditions of this Agreement and on the basis of the representations, warranties, covenants and agreements herein contained, at the Closing, Caraustar shall cause Sprague and Sprague shall sell, assign, convey and deliver to Buyer free and clear of any and all Liens (except for Permitted Liens), and Buyer shall purchase, acquire and accept all of Sprague’s right, title and interest in and to all of the assets, rights and properties of every kind and nature listed below, whether real, personal or mixed, tangible or intangible, whether identifiable or contingent, wherever located, whether or not reflected on the books and records of Sprague, which are used or useful in or in any way related to the Business, other than the Excluded Assets, (collectively, the “Assets”):

(i) Current Balance Sheet Assets. All assets shown or reflected on the Current Balance Sheet except for changes in the ordinary course of business since the Current Balance Sheet Date and as otherwise permitted by the terms hereof;

(ii) Real Property. The real property and all Improvements thereon as set forth on Schedule 3.09, hereinafter (the “Real Property”).

(iii) Equipment and Other Tangible Personal Property. All of the fixed assets and other tangible personal property, including, without limitation, machinery, tools, equipment, computers, management information systems (including without limitation all software and hardware related thereto), telephone systems, furniture, fixtures, improvements and supplies owned by Sprague wherever located (collectively, the “Sprague Personal Property”), including, without limitation, the Sprague Personal Property set forth on (with locations thereof) Schedule 1.01(a)(iii) hereto and all warranty and warranty rights (implied, expressed, or otherwise) against manufacturers to which Sprague is entitled with respect to any of the Sprague Personal Property (the “Sprague Warranties”) and Sprague Personal Property acquired by Sprague through the Closing Date;

(iv) Inventory. All raw materials, components and other parts, work-in-process, finished goods and all other inventory, whether on hand, on order, in transit or held by others on a consignment basis (collectively, the “Inventory”) owned by Sprague wherever located, including, without limitation, the Inventory shown or reflected on the Current Sprague Balance Sheet and set forth on (with locations thereof) Schedule 1.01(a)(iv) hereto as of the Current Balance Sheet Date and Inventory acquired by Sprague after the Current Balance Sheet Date and through the Closing Date, excluding only such Inventory as shall have been sold by Sprague in the ordinary course of business from the Current Balance Sheet Date through the Closing Date;

(v) Intellectual Property. All tradenames, tradename rights, trademarks, trademark rights, patents, patent rights, copyrights, copyright rights, service marks, service mark rights, trade secrets, trade secret rights, inventions, innovations, discoveries, improvements, confidential information, mailing lists, customer lists, price lists, supplier lists, market studies, training and equipment manuals, trade dress, designs, patterns, technology, and manufacturing, engineering, technical and any other know how, processes, business opportunities, and businesses, projects and products planned or under development, other intellectual property rights (including without limitation, all goodwill associated with any of the foregoing, licenses in respect of any of the foregoing, applications relating to any of the foregoing and claims for infringement of or interference with any of the foregoing and the right to recover past damages) and other proprietary information owned by Sprague in any case whether domestic or foreign or registered or common law, including without limitation, the exclusive right to use the name “Sprague Paperboard, Inc.” and all variations, simulations and derivations thereof;

(vi) Receivables. All receivables of Sprague, trade accounts and other accounts receivable, loans receivable and advances as at the Current Balance Sheet Date and all receivables acquired or created by Sprague after the Current Balance Sheet Date and through the Closing Date (collectively, the “Receivables”), excluding only such Receivables as shall have been collected by Sprague from the Current Balance Sheet Date through the Closing Date;

(vii) Contracts. All Contracts set forth on Schedule 1.01(a)(vii) hereto and all Contracts entered into by Sprague after the date hereof and through the Closing Date, to the extent permitted by the terms hereof, and all customer contracts, excluding only such Contracts as shall have expired by their terms in the ordinary course of business after the date hereof and prior to the Closing Date or as otherwise permitted by the terms hereof or which are Retained Contracts;

(viii) Sprague Customer Lists. All customer lists (including without limitation, all good will associated with any of the foregoing) owned by Sprague, which set forth all of Sprague’s customers, in any case whether domestic or foreign (the “Sprague Customer Lists”), including, without limitation, all of Sprague’s customers set forth on Schedule 1.01(a)(viii);

(ix) Intangible Property. All goodwill, other intangible property, and causes of action, actions, claims and rights of any kind owned by Sprague as against others (whether by contract or otherwise) relating to any of the Assets (including without limitation, the Intellectual Property) or the Assumed Sprague Liabilities or the conduct of the Business by Sprague;

(x) Books, Records, and other Data. All books and records (financial, accounting and other), correspondence, and all sales, marketing, advertising, packaging and promotional materials, files, data, software (whether written, on disk, film, tape or other media, and including all computerized data), drawings, engineering and manufacturing data and other technical information and data, and all other business and other records owned by Sprague, in each case arising under, or relating to, the Assets or the Assumed Sprague Liabilities or the conduct of the Business by Sprague;

(xi) Permits. All Permits, including, without limitation, the Permits set forth on Schedules 3.12(b) and 3.12(c) hereto and all Permits issued after the date hereof and through the Closing Date, excluding only such Permits to the extent not legally transferable; provided that Schedules 3.12(b) and 3.12(c) hereto identifies each Permit which is not legally transferable;

(xii) Prepaid Expenses and Deposits. Prepaid expenses, refunds (other than tax and insurance refunds), security and like deposits, securities, instruments and other investments of Sprague listed on Schedule 1.01(a)(xii); and

(xiii) Rights, Remedies and Benefits. All rights, remedies and benefits of Sprague arising under or relating to any of the Assets or the Assumed Sprague Liabilities or the conduct of the Business by Sprague, including, without limitation, rights, remedies and benefits arising out of express or implied warranties from manufacturers or suppliers of the Sprague Personal Property or the Inventory (or components thereof), the other Assets or products purchased or ordered by Sprague prior to the Closing Date (and in any case, any component thereof), and all causes and claims of action arising therefrom.

(b) Excluded Assets. Notwithstanding anything to the contrary contained herein, Sprague is not selling, assigning or conveying to Buyer, Buyer is not purchasing, and the Assets shall not include, any and all assets used by Sprague but owned by CMG or Caraustar or any affiliate thereof other than Sprague, and Sprague’s (collectively, the “Excluded Assets”):

(i) cash and cash equivalents, all tax and insurance refunds, and all bank accounts;

(ii) the Retained Contracts;

(iii) all rights and obligations in connection with and assets of the Benefit Plans;

(iv) the assets set forth on Schedule 1.01(b)(iv) hereof;

(v) Sprague’s corporate minute books, stock transfer records and corporate seal; and

(vi) The Caraustar Parties’ or any affiliate’s rights under any federal, state or local laws, rules or regulations or under any documents, instruments or agreements or otherwise of contribution, indemnification or reimbursement arising under or relating to any Excluded Liabilities (including, without limitation, Environmental Laws) by reason of conduct of the Business or by any predecessors at any of the real property owned, formerly owned or leased.

(c) Assumed Sprague Liabilities. Subject to the terms and conditions of this Agreement and on the basis of the representations, warranties, covenants and agreements herein contained, at the Closing, Caraustar shall cause Sprague, and Sprague shall assign to Buyer, and Buyer shall assume from Sprague (collectively, the “Assumed Sprague Liabilities”):

(i) liabilities or obligations under each of the Contracts but only to the extent that such liabilities or obligations arise after the Closing Date as a result of the operation of the Assets by Buyer;

(ii) all current trade and other accounts payable of Sprague incurred in the ordinary course of business and all current accrued ordinary course operating expenses of Sprague (excluding all payroll-related amounts);

(iii) liabilities or obligations set forth on Schedule 1.01(c)(iii).

(iv) Liabilities or obligations (including to any third party), with respect to any Environmental Claim arising under Environmental Laws, in each case, relating to, arising out of, or resulting from:

(A) Any acts or activities conducted, or physical conditions created in connection with the Business or at, related to or from the Premises after Closing;

(B) any violation or alleged violation of Environmental Laws or Environmental Permits arising out of Buyer’s ownership of the Premises or operation of the Business, or by any other person or entity at or from the Premises after Closing;

(C) any post-Closing Release of Hazardous Materials (excluding continued migration of any pre-Closing Release) arising out of Buyer’s ownership of the Premises or operation of the Business, or by any other person or entity at or from the Premises after Closing;

(D) any post-Closing Release of Hazardous Materials arising out of Buyer’s ownership of the Premises or operation of the Business, or by any other person or entity at or from the Premises after Closing to an area where Hazardous Materials were first present on or prior to the Closing, but only to the extent that Buyer exacerbates such pre-Closing Release of Hazardous Materials; and

(v) Subject to Section 1.02(b)(x)(vi), any costs or damages other than those addressed in Section 1.02(b)(x)(v) arising from or associated with closure of the landfill before the end of the landfill’s useful life.

1.02 Excluded Liabilities. (a) Except as specifically provided in Section 1.01(c) hereof with respect to Assumed Sprague Liabilities and as contemplated by Section 10.02(e) hereof, Buyer shall not assume, nor be deemed to assume, and shall have no responsibility or obligation with respect to, any liability or obligation of, or claim against,

Caraustar or Sprague, or of any predecessor, stockholder or other affiliate of Caraustar or Sprague, of any kind or nature relating to or otherwise arising in connection with the Business conducted by Sprague, whether absolute, accrued, contingent or otherwise, and whether due or to become due and whether or not asserted, and whether or not known or unknown, and however arising, all of which liabilities, obligations and claims Caraustar and Sprague, respectively, hereby agree to retain, remain solely responsible for, perform, pay and discharge promptly as and when due.

(b) Without limiting the generality of the foregoing, except as specifically provided in Section 1.01(c) hereof, Buyer shall not assume nor be deemed to assume, and Caraustar and Sprague hereby agree to retain, remain solely responsible for, perform, pay and discharge promptly as and when due each of the following (collectively, the “Excluded Liabilities”):

(i) any and all liabilities or obligations relating to, arising under or in respect of the Indebtedness and checks and drafts of Caraustar or Sprague drawn on, prior to or after the Closing Date;

(ii) any and all liabilities or obligations owing by Sprague to Caraustar, or to any affiliate of Sprague or Caraustar;

(iii) any and all liabilities or obligations or claims of any type relating to, arising under, or in respect of, any Benefit Plan or Multiemployer Plan, including without limitation, any and all liabilities or obligations (including costs and expenses incurred by employees of Caraustar or Sprague or by other participants on, prior, or subsequent to the Closing Date) relating to, arising under, or in respect of, all retirement, health, medical, dental and similar plans in which any employee or other participant of Caraustar or Sprague participates or otherwise covering any employee or other participant of Caraustar or Sprague;

(iv) any and all liabilities or obligations relating to, arising under, or in respect of, any and all Products which are covered by, or are the subject of, any product recall program existing at any time prior to the Closing;

(v) any and all liabilities or obligations or claims of any type relating to, arising under, or in respect of, product liability claims (including, without limitation, for personal injury, damage to or loss of property, or consequential or punitive damages) relating to, arising out of or in respect of Products manufactured and sold prior to the Closing.

(vi) any and all other liabilities or obligations or claims of a type covered by insurance (including self insurance) arising out of pre-Closing occurrences or to the extent such occurrences existed pre-Closing (including without limitation, workers’ compensation liabilities or obligations);

(vii) any and all warranty liabilities or obligations or claims of any type relating to, arising under, or in respect of, warranty programs and practices of Caraustar or Sprague in effect prior to the Closing and relating to, arising under, or in respect of, Products manufactured or sold prior to the Closing;

(viii) any and all liabilities or obligations or claims of any type with respect to Taxes, imposed by the United States or by any foreign country or by any state, municipality, sub-division or instrumentality of the United States or of any foreign country, or by any other taxing authority, and any and all interest and penalties thereon, (a) which are due or payable by Caraustar or Sprague (or any of their respective affiliates); (b) which relate to the Assets or the operation or conduct of the Business on or prior to the Closing Date; (c) which are calculated by reference to any Pre-Closing Period; or (d) except as specifically provided in Section 6.13, which arise out of the sale of the Assets (and any of them) by Sprague, whether or not disputed;

(ix) any and all liabilities or obligations or claims of any type relating to, arising out of, or in respect of, any and all violations of laws, rules, regulations or Permits (excluding Environmental Laws and Environmental Permits which are subject to the provision of subparagraph (x) below) by Caraustar or Sprague, any and all investigations by or before any Governmental Authority, and any and all judgments, claims and litigations pending or threatened against Caraustar, Sprague or the Business, Real Property or other Assets as of the Closing Date, including without limitation any and all claims, litigations and other matters set forth on Schedule 3.25 hereto;

(x) any liability or obligation (including to any third party), with respect to any Environmental Claim, arising under any Environmental Laws, in each case, relating to, arising out of, or resulting from:

(i) any acts or activities conducted, or physical conditions created in connection with the ownership of the Premises or operation of the Business or at or from the Premises by any Caraustar Party, or by any other person or entity, on or prior to the Closing;

(ii) any violation or alleged violation of any Environmental Laws in connection with the ownership of the Premises or operation of the Business by any Caraustar Party, or by any other person or entity, that occurs on or prior to the Closing;

(iii) any presence, generation, treatment, transportation, storage, recycling, discharge, emission, disposal, Release, threatened Release, or suspected Release of any Hazardous Materials, or arrangement for any of the foregoing, in connection with the ownership of the Premises or the operation of the Business, or at or from the Premises by any Caraustar Party, or by any other person or entity, on or prior to the Closing;

(iv) any requirements of any consent order or other order or directive by any Governmental Authority with respect to environmental matters that Caraustar or Sprague were required to complete on or prior to the Closing, but not including post-Closing compliance obligations associated with the Business or the Premises;

(v) all costs associated with any work needed to assess, monitor, improve, permit and/or close the landfill located on the Premises, and, with respect only to post-closure costs, the applicable percentage of post-closure costs based on the number of years Seller utilized the landfill versus the number of years Buyers utilized the landfill;

(vi) any costs or damages other than those addressed in Section 1.02(b)(x)(v) arising from or associated with closure of the landfill triggered solely by the actions of International Paper or Sellers (for the avoidance of doubt, but not due to such closure triggered by a Governmental Authority) before the end of the landfill’s useful life provided that such costs or damages shall be limited to: (1) for a landfill closure triggered by the actions of International Paper, the costs and damages recovered by Sellers from International Paper, if any, less the costs and expenses incurred by Sellers in connection with the recovery of such costs and damages (including, but not limited to Sellers’ attorneys’ and consultants’ fees) from International Paper; or (2) for a landfill closure triggered by the actions of Sellers, an amount equal to the cost to Buyer of the lost useful life of the landfill as calculated from the date of the closure of the landfill up through the second anniversary of the Closing Date, which cost shall be calculated on the basis of an annual cost conclusively deemed to be $1,700,000. Buyer shall use best efforts to develop viable alternatives to the use of the landfill and obtain all applicable regulatory approvals, complete construction, and commence commercial operation of its selected alternative before the third anniversary of the Closing Date. This paragraph (vi) and the rights, privileges and obligations set forth herein shall expire on the second anniversary of the Closing Date. In the event that International Paper triggers closure of the landfill as set forth in this paragraph (vi), Seller shall diligently pursue all of its available remedies against International Paper.

For greater certainty, Releases of Hazardous Materials that were first present on the Premises or on an off-site property impacted by a Release of Hazardous Materials from the Premises on or prior to Closing shall be Excluded Liabilities, except for any post-Closing Release of Hazardous Materials arising out of Buyer’s ownership of the Premises or operation of the Business, or by any other person or entity after Closing, to the extent that Buyer exacerbates such pre-Closing Hazardous Materials. Notwithstanding the foregoing, responsibility for any liabilities or obligations with respect to any Releases of Hazardous Materials first present on the Premises or an off-site property impacted by a Release of Hazardous Materials from the Premises on or prior to Closing (excluding Releases of Hazardous Materials occurring or otherwise arising after Closing or pre-Closing Releases of Hazardous Materials that are exacerbated after the Closing, including Releases of Hazardous Materials from the Premises to off-site properties) that are within the coverage of the License for Access and Remediation shall be governed exclusively by the License for Access and Remediation;

(xi) any liabilities or obligations or claims of any type relating to, arising out of, or in respect of The Worker Adjustment and Retraining Notification Act of 1988 (“WARN Act”) from acts or omissions taken by a Caraustar Party prior to the Closing; and

(xii) except for the Assumed Sprague Liabilities, all other liabilities and obligations of, or claims against, Caraustar or Sprague, or of any predecessor, stockholder or other affiliate of Caraustar or Sprague, arising out of or related to the ownership of the Assets (or any of them) or the conduct of the Business conducted by Caraustar or Sprague or any affiliate thereof prior to the Closing, of any kind or nature, whether absolute, accrued, contingent or otherwise, whether due or to become due and whether or not asserted, and whether known or unknown, and however arising.

ARTICLE II

THE PURCHASE PRICE

2.01 Purchase Price. The purchase price for the Assets (the “Purchase Price”) shall consist of the Closing Purchase Price and the assumption by Buyer of the Assumed Sprague Liabilities. The Purchase Price shall be paid as follows:

(a) an amount equal to $14,500,000 (the “Closing Purchase Price”) shall be paid to Sprague, in such allocated amounts as are set forth on Schedule 2.02, at the Closing; and

(b) by Buyer’s execution and delivery of the instruments respecting the assumption of the Assumed Sprague Liabilities at the Closing.

The payments described in (a) above shall be paid by Buyer on the Closing Date (as defined below) by bank wire transfer of immediately available funds, to an account or accounts designated by the Caraustar Parties at least two (2) days prior to the Closing Date.

2.02 Allocation of Purchase Price. The Purchase Price (including the Assumed Sprague Liabilities) shall be allocated among the Assets as set forth in Schedule 2.02 hereto. The parties hereto agree that the allocation of the Purchase Price is intended to comply with Section 1060 of the Code. The parties shall cooperate to comply with all substantive and procedural requirements of Section 1060 of the Code and any regulations thereunder, and the allocation shall be adjusted and/or supplemented if, and to the extent, necessary to comply with the requirements of Section 1060 of the Code. None of Buyer, Seller or Caraustar will take, nor permit any affiliated person to take, for federal, state or local income tax purposes, any position inconsistent with the allocation set forth in Schedule 2.02 hereto, or, if applicable, such adjusted or supplemental allocation. Each of the Caraustar Parties and Buyer agree that they shall attach to their tax returns for the tax year in which the Closing shall occur an information statement on Form 8594, which shall be completed in accordance with the allocation set forth in Schedule 2.02 hereto, and shall cooperate with each other in preparing and filing any supplements to such form as may be required under Section 1060 of the Code.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

OF CARAUSTAR AND SELLER

Caraustar, jointly and severally, and Seller, severally but not jointly, hereby represent and warrant to Buyer, as of the date hereof and as of the Closing Date, that:

3.01 Organization and Qualification. Caraustar is duly organized, validly existing and in good standing under the laws of the State of North Carolina. Sprague is duly organized, validly existing and in good standing under the laws of Connecticut. Sprague is qualified to do business and in good standing in each jurisdiction in which Sprague is required to be so qualified. Sprague does not have any subsidiaries or own any capital stock or other proprietary interest, directly or indirectly, in any other corporation, association, trust, partnership, limited liability company, joint venture or other entity, or have any agreement with any person, firm, corporation or other entity to acquire any such capital stock or other proprietary interest. Each of the Caraustar Parties has full power, authority and legal right to enter into and consummate the transactions contemplated under this Agreement and under each other instrument and document required to be executed and delivered by Caraustar and Seller pursuant hereto. Sprague has all necessary approvals, permits, licenses and authorizations to own its properties, to conduct its business and to enter into and consummate the transactions contemplated under this Agreement.

3.02 Authority. The execution and delivery by Caraustar and Seller of this Agreement and by Caraustar and Seller of each other instrument or document required to be executed and delivered by such entity or individual pursuant hereto, the performance by such entity or individual of their respective covenants and agreements hereunder and thereunder and the consummation by such entity or individual of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate and other action, including all board of director and stockholder approvals. This Agreement and each other instrument or document required to be executed and delivered by Caraustar and Seller pursuant hereto, constitutes a valid and legally binding obligation of Caraustar and Seller party thereto, enforceable against Caraustar and Seller party thereto in accordance with their respective terms, except (a) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or other laws of general application affecting creditors’ rights, (b) as limited by general principles of equity that restrict the availability of equitable remedies, and (c) to the extent that the enforceability of indemnification provisions may be limited by applicable laws (the “Enforceability Exceptions”).

3.03 No Violation; No Conflicts. Except as set forth on Schedule 3.03 hereto, neither the execution and delivery of this Agreement or any other instrument or document required to be executed and delivered by Caraustar or Seller pursuant hereto, nor the consummation of the transactions contemplated hereby or thereby, violates any provision of the certificate of incorporation or bylaws of Caraustar or Seller, or, any statute, ordinance, regulation, order, judgment or decree of any Governmental Authority, or conflicts with or will result in any breach of any of the terms of or constitute a default under or result in the termination of or the creation of any Lien pursuant to the terms of or require the payment of any fee under or otherwise prevent the continuation, validity or effectiveness of any Permit or any contract or agreement to which Caraustar or Seller is a party or by which Caraustar or Seller or any of the Assets is bound. Except as set forth on Schedule 3.03 hereto, and except as has already been obtained, no consents, approvals or authorizations of, or filings with, any Governmental Authority, or any other person or entity are required in connection with the execution and delivery of this Agreement, or any other instrument or document required to be executed and delivered by Caraustar, or Seller pursuant hereto, or the consummation of the transactions contemplated hereby or thereby.

3.04 Capitalization. All of the issued and outstanding shares of capital stock of Sprague are owned beneficially and of record directly or indirectly by Caraustar, and such shares constitute all of the issued and outstanding shares of capital stock of all classes of Sprague.

3.05 Financial Statements; No Undisclosed Liabilities.

(a) Caraustar and Seller have delivered to Buyer, Sprague’s balance sheet as at December 31, 2005 (the “Current Balance Sheet”), December 31, 2004 and December 31, 2003, and the related statements of income, for the years then ended (all of the aforementioned financial statements referred to in this Section 3.05(a) are hereinafter referred to collectively as the “Financial Statements”). The Financial Statements are complete and correct, have been prepared from the books and records of Sprague, in accordance with GAAP consistently applied throughout the periods indicated (except as otherwise specifically set forth on Schedule 3.05 hereto), and fairly present in all material respects the financial condition of Sprague, as at their respective dates and the results of its operations for the periods covered thereby. The Financial Statements include all adjustments, which consist only of normal recurring accruals, necessary for such fair presentation.

(b) Except to the extent set forth in or reserved against in the Current Balance Sheet or as identified in Schedule 3.05 hereto, and except for current liabilities (determined in accordance with GAAP) incurred in the ordinary course of business consistent with past practices since the Current Balance Sheet Date, Sprague does not have any liabilities or obligations of any nature that would be required by GAAP to be reflected on a balance sheet, whether accrued, absolute, known or unknown, contingent or otherwise, whether due or to become due, whether properly reflected under GAAP as a liability or a charge or reserve against an asset or equity account, and whether the amount thereof is readily ascertainable or not.

3.06 Accounts Receivable; Inventories.

(a) All Receivables of Sprague are valid and have arisen only from bona fide arm’s-length transactions in the ordinary course of the Business conducted by Sprague, in the aggregate face amounts thereof (subject to the reserve for doubtful accounts reflected on the Current Balance Sheet with respect to the period covered thereby). Neither Caraustar nor Sprague has any Knowledge that any basis exists for the assertion of any counterclaim or set-off or the repayment of any Receivables or payments heretofore received by Sprague.

(b) All items of Inventories of Sprague are sufficient for the requirements of the Business conducted by Sprague in the ordinary course, and consist of items of a quality and quantity which are merchantable and fully usable in the normal course of the Business conducted by Sprague. The values at which such Inventories are carried on the Current Balance Sheet, or in the case of Inventory acquired following the Current Balance Sheet Date on the books and records of Sprague, reflect the normal inventory valuation policy of Sprague (including the writing down of or reserving against the value of slow-moving or obsolete inventory) and stating Inventories at the lower of cost or market (on a first-in, first-out method) in accordance with GAAP consistently applied.

3.07 Accounts Payable; Indebtedness. Since the Current Balance Sheet Date, the accounts and notes payable and accrued expenses of Sprague with respect to the Business conducted by Sprague have been paid when due and otherwise in the ordinary course of business and in a manner consistent with past practice. Sprague has no obligation (contingent or otherwise) to (a) purchase, redeem or otherwise acquire or dispose of any share of its capital, or (b) pay any dividends or make any other distribution of any kind.

3.08 Absence of Certain Changes. Except as set forth in Schedule 3.08 hereto, subsequent to the Current Balance Sheet Date, there has not been any (a) material adverse change in the condition, financial or otherwise, or in the results of the operations, assets, properties or business of the Business conducted by Sprague, provided that such change shall not include any effect resulting from clauses (i) through (iv) of the definition of Material Adverse Effect; (b) material damage or destruction (whether or not insured) affecting any of the Assets or the Business conducted by Sprague; (c) labor dispute or threatened labor dispute or any work stoppage or strike involving the employees of Sprague; (d) actual material dispute or, to the Knowledge of Caraustar or Sprague threatened material dispute pertaining to Sprague or the Business conducted by Sprague with any customer or supplier, or actual or, to the Knowledge of Caraustar or Sprague, threatened loss of material business from any of the ten largest customers or suppliers of Sprague or the Business conducted by Sprague; (e) changes in the methods or procedures for billing or collection of customer accounts or recording of customer accounts receivable or reserves for doubtful accounts with respect to Sprague or the Business conducted by Sprague; (f) addition to or modification of any of the employee benefit plans, arrangements or practices of Sprague (including, without limitation, those listed on Schedule 3.16 hereto) other than contributions made in the ordinary course of business consistent with past practices; (g) sale, assignment or transfer of any of the Assets except in the ordinary course of business and consistent with past practice; (h) cancellation of any debts of Sprague or waivers of any claims or rights of substantial value of Sprague; (i) unexpended commitments in respect of capital expenditures in excess of $50,000 in the aggregate for repairs or additions to property, plant, equipment or tangible capital assets of the Business conducted by Sprague; (j) change in any method of accounting or accounting principles of Sprague; (k) change in the methods of purchasing any of the Inventory, Real Property or other Assets; (l) change in the methods of selling any of the Inventory; (m) failure to replenish raw materials, parts, inventories or supplies of Sprague in a normal and customary manner consistent with its past practice; (n) purchase commitment in excess of the normal, ordinary and usual requirements of the Business as conducted by Sprague or at any price in excess of then current market price; (o) mortgage, pledge, charge, security interest or any other Lien (other than a Permitted Lien) with respect to any of the Assets; (p) failure to pay in full in a timely manner all normal and recurring installments and other payments (i) under each of the Contracts, (ii) of Indebtedness, and (iii) of other amounts due and payable by Sprague to any person or entity; (q) agreement or commitment by any of the Caraustar Parties to do any of the foregoing, or (r) other event or condition of any character, not disclosed in this Agreement pertaining to and materially affecting any of the Assets or Business conducted by Sprague, provided that such event or condition shall not include any effect resulting from clauses (i) through (iv) of the definition of Material Adverse Effect.

3.09 Real Property. (a) Sprague owns, and will on the Closing Date own, of record and free and clear of all encumbrances, except Permitted Liens, the Real Property and all buildings, structures, fixtures and other improvements (the “Improvements”) thereon, as listed on Schedule 3.09 hereto.

(b) None of the Improvements on the Real Property listed on Schedule 3.09, including the easements, violates any restrictive covenant or the terms, conditions or restrictions of an easement of record which grants rights to third parties, such that a third party could require the Buyer to remove, or to suspend operation of, any of the Improvements after the Closing Date.

(c) The Real Property listed on Schedule 3.09, and the Improvements thereon (all such Real Property and improvements thereon, hereinafter referred to collectively as the “Premises”) are not subject to any recorded or unrecorded lease, sublease, or similar contract or arrangement.

(d) No instrument of record, license, use restriction, or applicable building, zoning or redevelopment law prohibits or materially limits, impairs or interferes with the current use, operation or maintenance of, or access to the Premises.

(e) Other than this Agreement, Sprague is not party to any contract for the sale or other disposition of rights to any portion of the Premises.

(f) Since April 8, 1999, there have been no recorded or unrecorded conveyances of real property constituting any portion of the Premises, other than such conveyances as set forth on Schedule 3.09 hereto, and such conveyances did not convey any real property used by Sprague in the conduct of the Business subsequent to such date.

(g) No third party holds any unrecorded rights to use or occupy any portion of the Premises, whether by lease, easement, license agreement or otherwise, except as set forth on Schedule 3.09 hereto.

3.10 Title to Assets; Condition, Sufficiency and Location of Property. (a) Except as set forth in Schedule 3.10 (Title) hereto, Sprague has good and valid marketable title to each and all of the Assets, in each case free and clear of all Liens, except for (i) Permitted Liens and (ii) the Liens arising under the Debt Documents as of the date of this Agreement all of which shall be discharged, terminated and released in full prior to or at the Closing. Neither Sprague nor any other affiliate of Sprague or any other person or entity has any right to or interest in any of the Assets. Except as set forth in Schedule 3.10 (Sufficiency) hereto, the Assets constitute all of the assets used in the operations of, and necessary to operate, the Business as presently conducted by Sprague and previously conducted by Sprague during the past three years. Sprague has the right, power and authority to sell and transfer each and all of the Assets to Buyer, and upon such sale and transfer Buyer will acquire good and valid marketable title to each and all of the Assets, in all cases free and clear of all Liens, except for Permitted Liens and Liens created by the Buyer.

(b) Except as set forth on Schedule 3.10 (Condition) hereto, all of the Assets are in good operating condition and repair, normal wear and tear excepted, have been maintained and serviced in accordance with the prudent conduct of business and each of the Assets is suitable for the purposes for which it presently is being used. None of the Assets (or uses to which they are put) fails to conform in any material respect with any applicable agreement, law, ordinance or regulation. Except as set forth on Schedule 3.10 (Products) hereto, there are no defects in the design or manufacture of any of the Products sold by Sprague or on hand to be sold which could give rise to any liabilities or obligations, including under product recall programs. All of the Inventory, material Sprague Personal Property and other tangible material Assets are located at the Premises and identified on Schedule 1.01(a)(iii), 1.01(a)(iv) and 3.09 hereto.

3.11 Taxes. (a) Seller has filed or caused to be filed on a timely basis all federal, state, local, foreign and other tax returns, reports and declarations in connection with the Business conducted by Sprague and the Assets (collectively, “Tax Returns”) required to be filed by Seller and have paid all taxes in connection with the Business conducted by Sprague and the Assets, including, but not limited to, income, capital gains, license, gross receipts, net worth, capital stock, profits, stamp, occupation, transfer, value added, excise, franchise, sales, use, property (whether real, personal or mixed), employment, unemployment, disability, withholding, social security and workers’ compensation taxes and estimated income and franchise tax payments, and interest, penalties, fines, costs and assessments (collectively, “Taxes”), due and payable with respect to the periods covered by such Tax Returns (whether or not reflected thereon). There are no Tax Liens on any of the Assets (other than Permitted Liens). All such Tax Returns filed by or on behalf of Seller are true, complete and correct and Schedule 3.11 hereto sets forth a complete and accurate list of all jurisdictions in which such Tax Returns are currently required to be filed and the type of such Tax Return. No claim has ever been made by an authority in a jurisdiction where Seller does not file Tax Returns that Seller is or may be subject to taxation by that jurisdiction in connection with the Business conducted by Sprague or the Assets. Except as set forth on Schedule 3.11 hereto, no Tax Returns of Seller have ever been audited. Seller is not the beneficiary of any extension of time within which to file any Tax Return. Sprague has withheld and paid all taxes required to have been withheld and paid in connection with any amounts paid or owing to an employee, independent contractor, creditors, stockholder or other third party.

(b) Since the Current Balance Sheet Date, Sprague has not incurred any tax liability other than in the ordinary course of business. No deficiency in Taxes for any period has been asserted by any taxing authority which remains unpaid at the date hereof. Except as set forth on Schedule 3.11 hereto, no written inquiries or notices have been received by Seller from a taxing authority with respect to possible claims for Taxes which have not been resolved prior to the date hereof and neither Caraustar nor Seller has any Knowledge that such an inquiry or notice is pending or threatened or that there is a basis for any additional claims or assessments for Taxes. Seller has not agreed to the extension of the statute of limitations with respect to any Tax Returns.

(c) Neither Caraustar nor Seller is a foreign person within the meaning of Section 1445 of the Code.

(d) None of the Assumed Sprague Liabilities is an obligation to make a payment that violates Code Section 280G. Sprague is not a party to any Tax allocation or sharing agreement or has any liability of the Taxes of another person under Treasury Regulation §1.1502 6 (or any similar provision of state, local or foreign law) as transferee or successor, by contract or otherwise.

3.12 Compliance with Applicable Law; Permits; Environment.

(a) General. None of the Caraustar Parties is in default under any, nor has any of them failed to comply with any, law, statute, ordinance, regulation, order, judgment or decree of any Governmental Authority, relating to the Business as conducted by Sprague or any of the Assets, and the Premises are in compliance with all laws, statutes, ordinances, regulations, orders, judgments and decrees of any Governmental Authority (other than Environmental Laws which are subject to the provisions of Section 3.12(c) below), in each case in all material respects. None of the Caraustar Parties has any Knowledge of any basis for assertion of any violation of the foregoing or for any claim for compensation or damages or otherwise arising out of any violation of the foregoing. None of the Caraustar Parties has received any notification of any asserted present or past failure to comply with any of the foregoing which has not been satisfactorily responded to in the time period required thereunder.

(b) Permits. Set forth in Schedule 3.12(b) hereto, is a complete and accurate list of all permits, licenses, approvals, franchises, notices and authorizations issued by Governmental Authorities (other than Environmental Permits which are subject to the provisions of Section 3.12(c) below) (collectively the “Permits”), held by Caraustar or Seller in connection with Sprague’s conduct of the Business, including the ownership or operation of the Assets. The Permits set forth in Schedule 3.12(b) hereto (other than the Environmental Permits which are subject to the provisions of Section 3.12(c) below), are all the Permits required for the conduct by Sprague of the Business and with respect to the Assets. All the Permits set forth in Schedule 3.12(b) hereto, are in full force and effect, and neither Caraustar nor Sprague has engaged in any activity which would cause or permit revocation or suspension of any such Permit, and no action or proceeding looking to or contemplating the revocation or suspension of any such Permit is pending or threatened. There are no existing defaults or events of default or events or state of facts which with notice or lapse of time or both would constitute a default by Caraustar or Sprague under any such Permit. Except as set forth on Schedule 3.12(b) hereto, the consummation of the transactions contemplated hereby will not prevent the continuation, validity or effectiveness of the Permits set forth in Schedule 3.12(b) hereto, or require the consent of any Governmental Authority, person or entity.

(c) Environment. With respect to the Business conducted by Sprague at the Premises on or prior to Closing, and after March 4, 1999, except as disclosed in Schedule 3.12(c), and except as would not reasonably be expected to result in a Material Adverse Effect, to the Knowledge of Sprague and Caraustar:

(i) The Business conducted by Sprague is in compliance with, and the Premises are in compliance with all Environmental Laws.

(ii) The Business conducted by Sprague has been issued, all applicable federal, state and local permits, licenses, certificates and approvals required for its operations under applicable Environmental Law (“Environmental Permits”) necessary to operate the Business conducted by Sprague, and all Environmental Permits are in full force and effect.

(iii) Sprague and Caraustar have not received any written notice of, and there are no facts which might give rise to, any Environmental Claim.

(iv) Neither Sprague nor Caraustar has generated, treated, transported, stored, recycled, discharged, emitted, disposed of or released any Hazardous Materials, or arranged for the generation, treatment, transport, storage, recycling, discharge, emission, disposal or Release of any Hazardous Materials at the Premises which has resulted in any Environmental Claim.

(v) Except when such would not be in contravention of Environmental Laws, no polychlorinated biphenyls, radioactive material, urea formaldehyde, lead, asbestos, asbestos-containing material, or aboveground or underground storage tank (active or abandoned), is or has been present at the Premises.

(vi) Neither the Premises, nor any property to which Caraustar or Sprague directly or indirectly, transported or arranged for the transportation of any Hazardous Materials, is listed on the National Priorities List promulgated pursuant to the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (“CERCLA”), or CERCLIS (as referred to in CERCLA) or any similar federal, or state list of sites requiring investigation or remediation.

(vii) Sprague and Caraustar have provided Buyer with access to all material environmental studies, reports, audits or assessments, or occupational health studies, in the possession, custody or control of Caraustar or Sprague, including without limitation such studies and reports prepared by independent engineering firms in connection with any investigations conducted under the Connecticut Transfer Act, with respect to the Business.

(viii) This Section 3.12(c) contains the sole and exclusive representations and warranties of the Caraustar Parties with respect to environmental matters, including without limitation any matters arising under or related to Environmental Laws, Environmental Permits, or Hazardous Materials.

3.13 Licenses. Except as set forth on Schedule 3.13 hereto, neither Sprague nor the Business conducted by Sprague produces or distributes any Product, or performs any service, under a license granted by another person or entity.

3.14 Contractual and Other Obligations; Customers and Suppliers. (a) Except for Contracts required to be listed on Schedules 3.13, 3.15, 3.16, 3.19, 3.21 or 3.26 hereto, set forth in Schedule 1.01(a)(vii) hereto is a complete and accurate list of each contract, agreement, lease, guarantee (or other agreement relating to contingent obligations of Seller with respect to the Assets or the Assumed Sprague Liabilities), arrangement (written or oral) and each other document constituting any part of the Assets to which Sprague is a party or by which Sprague or any of the Assets is bound or subject; all of the foregoing, together with all other contracts, agreements, licenses, purchase orders, plans, contingent and other obligations, or other instruments or documents to which Sprague or any of the Assets is subject or bound, other than the Retained Contracts, being herein collectively referred to as the “Contracts” and singularly referred to as a “Contract”.

(b) Seller is not in default in the performance of any covenant or condition under any Contract and no claim of such a default has been made and no event has occurred, which with the giving of notice or the lapse of time would constitute such default under any covenant or condition under any Contract, except for defaults (whether individually or in the aggregate) which are not material. All of the Contracts have been entered into in the ordinary course of business of Seller and each Contract is at arm’s length. Except as set forth on Schedule 3.03 hereto, neither the transfer of any of the Assets (including any of the Contracts (other than Retained Contracts)), the execution of this Agreement nor the consummation of the transactions contemplated by this Agreement will prevent the continuation, validity or effectiveness of any of the Contracts under their current terms or result in the breach, termination or modification of the terms thereof or require the consent, waiver, approval, authorization of, notice to, or designation, registration, declaration or filing with, any Governmental Authority, or other person or entity under any such Contract. Caraustar and Seller have delivered to Buyer true and complete copies of each written Contract and true and complete written descriptions of each oral Contract, in each case to the extent set forth on Schedules 1.01(a)(vii), 3.13, 3.15, 3.16, 3.19, 3.21, or 3.26. Each of the Contracts is in full force and effect and is a legal, valid and binding obligation of Seller party thereto subject to the Enforceability Exceptions.

(c) There exists no actual or, to the Knowledge of Caraustar or Sprague, threatened, termination, cancellation or material reduction of the business relationships of Sprague with any of its ten (10) largest customers (measured by dollar volume of net sales) during the 12-month period ended December 31, 2005 or with any of its ten (10) largest suppliers (measured by dollar volume of expenditures by Sprague) during the 12-month period ended December 31, 2005.

3.15 Compensation. Set forth in Schedule 3.15 hereto, is (a) except for Benefit Plans required to be listed on Schedule 3.16 hereto, a complete and accurate list of all agreements, plans, arrangements or commitments between Sprague and any employee or employees, independent contractor, consultant, or agent with regard to compensation, benefits or perquisites, whether individually or collectively, except oral agreements terminable by Sprague on not more than 30 days’ notice without penalty; and (b) a complete and accurate list of all employees of Sprague and their respective positions, job categories and salaries. Except as set forth on Schedule 3.15 hereto, neither the execution of this Agreement nor the consummation of the transactions contemplated by this Agreement will result in any liability or obligation of the Assets or Buyer for a bonus payment, severance pay or similar payment or other compensatory requirements to any employee, salesperson, independent contractor, designer, sales representative, consultant, distributor, agent, shareholder or affiliate of Seller.

3.16 Employee Benefit Plans. Except as set forth in Schedule 3.16 hereto:

(a) Sprague does not maintain or sponsor, nor is Sprague required to make contributions to, any pension, profit sharing, bonus, incentive or deferred compensation, severance pay, medical, life insurance or other welfare or employee benefit plan within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (hereinafter referred to as “ERISA”) (such plans and related trusts, insurance and annuity contracts, funding media and related agreements and arrangements, other than any “multiemployer plan” (within the meaning of Section 3(37) or Section 4001(a)(3) of ERISA), being herein referred to as the “Benefit Plans” and such multiemployer plans being hereinafter referred to as the “Multiemployer Plans”). The Benefit Plans have been maintained, operated and administered in all material respects, in accordance with their terms and with all applicable provisions of ERISA, the Code and other applicable Laws and neither Caraustar, the Seller nor any affiliate of Seller or the Business has taken or failed to take any action with respect to the Benefit Plans (including the failure to timely and completely file all required reports, returns and similar documents with applicable Governmental Authorities) which would create any liability on the part of Buyer or on the part of the Business conducted by Sprague which has not otherwise been disclosed. To the Knowledge of Sprague, each “fiduciary” (within the meaning of Section 3(21)(A) of ERISA) as to each Benefit Plan has complied in all material respects with the requirements of ERISA and the Code, including any rules or regulations promulgated thereunder and all other applicable laws, rules and regulations in respect of each Benefit Plan.

(b) Each Benefit Plan intended to qualify under Section 401(a) of the Code has received a currently applicable favorable determination letter from the Internal Revenue Service as to its qualification under Section 401(a) of the Code;

(c) Sprague does not maintain, sponsor or contribute to, and has never maintained, sponsored or contributed to, any “defined benefit plan” (within the meaning of Section 3(35) of ERISA) or any Multiemployer Plan;

(d) There are no contributions required to have been made to trusts in connection with any Benefit Plan that would constitute a “defined contribution plan” (within the meaning of Section 3(34) of ERISA) which have not been made;

(e) Other than claims in the ordinary course for benefits with respect to the Benefit Plans, there are no actions, suits or claims (including claims for income Taxes, interest, penalties, fines or excise Taxes with respect thereto) pending with respect to any Benefit Plan, or any circumstances which might give rise to any such action, suit or claim (including claims for income Taxes, interest, penalties, fines or excise Taxes with respect thereto);

(f) Sprague has no obligation to provide health or other welfare benefits to former, retired or terminated employees, except as specifically required under Section 4980B of the Code or Section 601 of ERISA. Sprague has substantially complied with the notice and continuation requirements of Section 4980B of the Code and Section 601 of ERISA and the regulations thereunder.

3.17 Labor Relations. Except as set forth on Schedule 3.17 hereto, there have been no violations and to the Knowledge of Caraustar and Seller, no pending or threatened claims of violations of any federal, state or local statutes, laws, ordinances, rules, regulations, orders or directives with respect to the employment of individuals by, or the employment practices or work conditions of Sprague, or the terms and conditions of employment, wages and hours. Sprague is not engaged in any unfair labor practice or other unlawful employment practice and there are no charges of unfair labor practices or other employee related complaints pending or threatened against Sprague before the National Labor Relations Board, the Equal Employment Opportunity Commission, the Occupational Safety and Health Review Commission, the Department of Labor or any other Federal, state, local or other Governmental Authority. There is no strike, picketing, slowdown or work stoppage or organizational attempt pending, threatened against or involving Sprague or the Business conducted by Sprague. No issue with respect to union representation is pending or threatened with respect to the employees of Sprague or the Business conducted by Sprague and there are no pending arbitrations and no material grievances, pending or threatened against Sprague under the Sprague CBA. Except as set forth in Schedule 3.17 hereto, no union or collective bargaining unit or other labor organization has ever been certified or recognized by Sprague or the Business conducted by Sprague as the representative of any of the employees of Sprague or the Business conducted by Sprague. Caraustar and Seller have complied to the extent applicable with the WARN Act.

3.18 Increases in Compensation or Benefits. Except as set forth on Schedule 3.18 hereto, subsequent to December 31, 2005, there have been no increases in the compensation payable or to become payable to the Employees or to any salesperson, designer, distributor, independent contractor, consultant, agent, or employee of Sprague, and there have been no payments or provisions for any awards, bonuses, stock options, loans, profit sharing, pension, retirement or welfare plans or similar or other disbursements or arrangements for or on behalf of such employees (or related parties thereof) except in accordance with the plans set forth on Schedule 3.15 and 3.16 hereto.

3.19 Insurance. Caraustar and Seller maintain insurance policies covering the Assets (including, without limitation, all of the Premises) and the various insurable occurrences which may arise in connection with the operation of the Business conducted by Sprague. Such policies are in full force and effect and all premiums due thereon have been paid in full. Each Seller has complied with the provisions of such policies. A complete and accurate list of such policies is set forth in Schedule 3.19 hereto, including a complete and accurate list of all deductibles, self insured levels and retained liabilities (including retrospective premium adjustments) applicable to such policies and a claims history thereunder from January 1, 2004 until the last day of the month preceding the date hereof by at least 10 business days. There are no notices of any pending or, to the Knowledge of Caraustar or Seller, threatened termination or premium increases with respect to any of such policies. Caraustar and Sprague have delivered to Buyer the product, general liability and workers compensation loss history of the Business conducted by Sprague from January 1, 2004 until the last day of the month preceding the date hereof by at least 10 business days and identified the losses and claims which arose from or otherwise involve Products covered by any product recall program of the Business conducted by Sprague.

3.20 Allowances. Except as set forth on Schedule 3.20 hereto, Sprague has no obligation to make allowances (including advertising, catalog and promotional allowances), rebates, repurchases or similar payments or credits to any of its customers with respect to the sale of Products.

3.21 Intellectual Property. Set forth in Schedule 3.21 hereto is a complete and accurate list, with respect to the Business conducted at the Sprague Mill, of all patents, registered and common law trademarks, service marks, tradenames and copyrights, and other similar rights and applications therefor owned by Sprague, and all contracts, agreements and other rights with respect to each of the foregoing, in any case whether domestic or foreign (collectively, together with all of the other Assets referred to in Section 1.01(a)(v) hereof the “Intellectual Property”). Sprague has not licensed its rights in any Intellectual Property, current or planned products, designs or services to any other person or entity. Sprague owns all unencumbered right, title and interest in and to all the Intellectual Property free and clear of all Liens (except for Permitted Liens). Schedule 3.21 hereto completely and accurately sets forth which of the Intellectual Property is duly, validly and properly registered with or issued by, as applicable, the U.S. Patent and Trademark Office, the Registrar of Copyrights and applicable foreign Governmental Authorities in foreign jurisdictions. The Intellectual Property constitutes all such rights necessary to the conduct of the Business as currently conducted at the Sprague Mill; no adverse claims have been made and no written claim has been asserted with respect to any Intellectual Property; and, to the Knowledge of Caraustar or Sprague, the operation of the Business conducted by Sprague at the Sprague Mill and the use by Sprague of the Intellectual Property in connection therewith does not involve infringement, violation or claimed infringement or violation of any patent, trademark, service mark, tradename, copyright, agreement, license or similar right. Neither Caraustar nor Sprague has received notice (written or oral) that, nor does Caraustar or Sprague have any Knowledge of any claim or assertion that, any of the Intellectual Property is invalid or defective or infringing in any way, and neither Caraustar nor Sprague has any Knowledge of any facts or prior acts upon which such a claim or assertion could be based. Except as set forth on Schedule 3.21 hereto, the execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement (including the transfer of the Assets to Buyer) does not prevent the continuation, validity or effectiveness of any Intellectual Property or require the consent, waiver, approval or authorization of any Governmental Authority or other person or entity in respect of any Intellectual Property.

3.22 Use of Names. Except as set forth on Schedule 3.22 hereto, there are no other persons or businesses other than Sprague having the right to use or using the names “Sprague Paperboard” or any variants thereof or any other tradename, trademark or service mark under which Sprague currently conducts the Business at the Sprague Mill and no persons or business has ever attempted to restrain the Business conducted at the Sprague Mill from using or contested Sprague’s right to use, such names or any variants thereof in connection therewith.

3.23 Power of Attorney; Bank Accounts. Except as set forth on Schedule 3.23 hereto, Sprague has not granted any power of attorney (revocable or irrevocable) to any person, firm or corporation for any purpose whatsoever. Set forth on Schedule 3.23 hereto (i) is the name of each institution in which Sprague has a bank account, securities account, safe-deposit box or any other similar account, the number of such accounts and the names of all persons authorized to draw thereon or have access thereto and (ii) are all marketable securities, and all other notes or other obligations evidenced by written instruments and attributable to, or utilized in, any aspect of the Business conducted by Sprague, including those reflected in the Financial Statements or thereafter acquired by Seller. Sprague has no lockbox to which payments to the Business conducted by Sprague may be sent by any customer or other person or entity.

3.24 Books and Records. The books and records of Sprague are complete and correct in all material respects, have been maintained in accordance with good business practices consistently applied and fairly and accurately reflect the basis for the financial position and results of operations of Sprague set forth in the Financial Statements. All such books and records have been made available for inspection by Buyer and its representatives.

3.25 Litigation; Disputes. Except as set forth in Schedule 3.25 hereto, there are no claims, disputes, actions or suits, and there are no investigations or proceedings by or before any Governmental Authority, pending or, to the Knowledge of Caraustar or Seller, threatened against or affecting the Business conducted by Sprague, any of the Premises, any of the other Assets; and, to the Knowledge of Caraustar or Seller, there is no basis for any such claim, dispute, action, suit, investigation or proceeding. None of the matters set forth on Schedule 3.25 hereto would (whether individually or in the aggregate), if adversely determined against the Assets, Seller or the Business conducted by Sprague, have a Material Adverse Effect. Sprague is not in default in respect of any judgment, order, writ, injunction or decree of any court or of any federal, state, municipal or other government department, commission, bureau, agency or instrumentality or any arbitrator.

3.26 Insider Interests; Intercompany Transactions. Except as disclosed in Schedule 3.26 hereto, to the Knowledge of the Caraustar Parties, no present or former stockholder, officer, director, or employee of any of the Caraustar Parties, or family member of any of the foregoing, or any person, corporation, partnership, trust or other entity in which any such person is an officer, director, principal, partner or stockholder (a) is presently a party to any transaction or arrangement with Sprague (other than for services as officers, directors or employees of Sprague in the ordinary course of business); (b) owns any interest in any of the Assets; (c) owns any interest in, controls or is an employee, officer, director, stockholder or agent of, or consultant to any other entity which is a competitor, supplier or customer or which is a landlord or tenant of Sprague; (d) is indebted or liable to, owns any interest in, or owns, holds or has guaranteed any obligation or debt of Sprague; or (e) has acquired from or sold or transferred to Sprague any assets or properties owned or leased by Sprague.

ARTICLE IV

REPRESENTATIONS AND

WARRANTIES OF BUYER

Buyer and the Guarantor (solely for the purpose of guaranteeing the obligations of Buyer pursuant to the terms hereof), each respectively hereby represents and warrants to the Caraustar Parties, as of the date hereof and as of the date of the Closing, that:

4.01 Organization. Buyer is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware and has full limited liability company power and authority to purchase the Assets. The Guarantor is a corporation duly organized, validly existing and in good standing under the laws of Quebec.

4.02 Authority. The execution and delivery of this Agreement by Buyer and the Guarantor, the performance by Buyer and the Guarantor of their respective covenants and agreements hereunder and the consummation by Buyer of the transactions contemplated hereby have been duly authorized by all necessary limited liability company or corporate action, as the case may be, and this Agreement constitutes a valid and legally binding obligation of Buyer and the Guarantor, enforceable against Buyer and the Guarantor in accordance with its terms subject to the Enforceability Exceptions.

4.03 No Violation; No Conflicts. Neither the execution and delivery of this Agreement by Buyer or the Guarantor, nor the consummation of the transactions contemplated hereby by Buyer, violates any provision of any organizational documents of Buyer or the Guarantor, or any statute, ordinance, regulation, order, judgment or decree of any Governmental Authority, or conflicts with or will result in any breach of any of the terms of, or constitute a default under, or result in, the termination of or the creation of any Lien pursuant to the terms of or otherwise affect the continuation, validity or effectiveness of any contract or agreement to which Buyer or the Guarantor is a party or by which Buyer or the Guarantor or any of their respective assets is bound. No consents, approvals or authorizations of, or filings with, any Governmental Authority or any other person or entity are required in connection with the execution and delivery of this Agreement or any other instrument or document required to be executed and delivered by Buyer or the Guarantor pursuant hereto, or the consummation of the transactions contemplated hereby or thereby.

4.04 Financial Ability. Each of Buyer and the Guarantor has or has access to sufficient cash to enable it to consummate the transactions contemplated by this Agreement. Each of Buyer and the Guarantor is able to pay its debts generally as they become due and is solvent and will not be, after giving effect to the Closing, rendered insolvent as a result of the transactions contemplated hereby.

ARTICLE V

CONDUCT OF THE BUSINESS

Caraustar, jointly and severally, and Seller, severally but not jointly, hereby covenant and agree with Buyer that, from and after the date of this Agreement and until the Closing, Caraustar shall not and shall cause Seller not to and Seller shall not:

5.01 Operation of the Business. Operate or otherwise conduct the Business conducted at the Sprague Mill other than in the ordinary course of business and in a manner consistent with prior practice.

5.02 No Dividends; Distributions. (a) Declare or pay any dividend or make any other distribution in respect of Sprague’s capital stock, other than cash dividends in the ordinary course of business consistent with prior practices; (b) issue, sell, pledge, dispose of, encumber, purchase, acquire, assign or transfer any share capital or securities of any kind of Sprague or any options, warrants, securities or rights of any kind, convertible into or exchangeable or exercisable for any share capital or securities of any kind of Sprague or agree to do any of the foregoing; or (c) amend, modify or change Sprague’s certificates of incorporation or bylaws, or merge or consolidate Sprague or the Business conducted at the Sprague Mill with or into any other corporation or other entity or agree to do any of the foregoing.

5.03 Preservation of Organization, Employees and Business Relationships. Fail to use commercially reasonable efforts to (a) preserve the present business organization of Sprague intact; (b) keep available the services of the present employees of Sprague; and (c) preserve present relationships with customers, suppliers and other entities or persons having business dealings with the Sprague Mill. In addition, without limiting the generality of the foregoing, Caraustar and Sprague shall consult with Buyer prior to making any significant business or personnel decisions relating to the Sprague Mill.

5.04 Contracts. Make any change materially adverse to Sprague, any of the Assets, or the Business conducted at the Sprague Mill or in the terms of any Contract or fail to perform in any material respect any of its obligations with respect thereto without default, terminate any material Contract or enter into any new Contract (including without limitation any amendment) requiring the payment by Seller or the Business conducted at the Sprague Mill of $50,000 or more without the prior written consent of Buyer (such consent not to be unreasonably withheld or delayed).

5.05 Claims. Except in the ordinary course of business consistent with past practice, waive, cancel, sell or otherwise dispose of for less than the face value thereof any claim or right Sprague or the Business conducted at the Sprague Mill has against others.

5.06 Encumbrances. Permit any Lien on or against any of the Assets, other than Permitted Liens or permit Sprague or the Business of Sprague to incur any Indebtedness.

5.07 Documents. Fail to furnish to Buyer, its counsel, accountants and authorized representatives, such financial, legal and other documents, records and information relating to Sprague, the Business conducted by Sprague or the Assets as Buyer, its counsel, accountants and its authorized representatives may from time to time request.

5.08 Cooperation. Fail to cooperate fully with Buyer and use its best efforts to obtain all consents and approvals necessary for the sale of the Assets and the consummation of the other transactions contemplated hereby, including the furnishing of all financial and other information reasonably required by the person or entity whose consent or approval is being sought.

ARTICLE VI

ADDITIONAL COVENANTS OF CARAUSTAR

SELLER, AND BUYER

6.01 Acquisition Proposal. Subject to compliance with fiduciary duties imposed upon directors of a company to the extent opined to in writing by LeBoeuf, Lamb, Greene & McRae LLP, counsel to the Caraustar Parties, Caraustar and Seller covenant and agree that, from and after the date of this Agreement and until the earlier to occur of the Closing or the termination of this Agreement pursuant to Section 7.02 hereof, no such person shall directly or indirectly (a) take any action to solicit, initiate, encourage or enter into any Acquisition Proposal; or (b) engage in negotiations with, or disclose any information relating to the Assets or afford access to the properties, books or records of Seller or the Assets to any person or entity for the purpose of making, or, pursuing an Acquisition Proposal. Caraustar and Seller shall promptly notify Buyer after receipt by Caraustar or Seller of an Acquisition Proposal or any indication that any person or entity is considering making an Acquisition Proposal or any request for information relating to Seller, the Business of the Seller or the Assets or for access to the properties, books or records of Seller by any person or entity for the purpose of making or pursuing an Acquisition Proposal.

6.02 Publicity. Except as required by law or the rules or regulations of any stock exchange, the parties shall make no public statement respecting the transaction contemplated herein until the consummation of the transaction on the Closing Date, or at such earlier time as the parties shall agree, and in any event no such public statement shall at any time before or after the Closing Date be made except to the extent the parties shall have agreed to the form and substance of such public statement.

6.03 Further Assurances. Subject to the terms and conditions of this Agreement, prior to and after the Closing, Buyer, Caraustar and Seller shall use its respective best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary or desirable, including under applicable laws and regulations, to consummate and otherwise give effect to the transactions contemplated by this Agreement.

6.04 Correspondence, Funds. Caraustar and Seller covenant and agree that, subsequent to the Closing, Caraustar and Seller shall deliver to Buyer, promptly after the receipt thereof and in the form received, all inquiries, correspondence and other items and materials received by Caraustar or Seller from any person or entity relating to the Business conducted by Sprague or any of the Assets. Caraustar and Sprague covenant and agree that, subsequent to the

Closing, and except as otherwise provided in Article IV of the Sprague Transition Services Agreement, they will mail on a daily basis any funds and any checks, notes, drafts and other instruments for the payment of money, duly endorsed to Buyer, received by Caraustar, or Sprague comprising payment of any accounts, notes or other Receivables of, or other amounts owed to, Sprague with respect to the Business conducted by Sprague, or otherwise constituting part of the Assets. From and after the Closing, Buyer shall have the right and authority to endorse, without recourse, the name of Sprague on any check, note, draft, instrument or any other evidence of indebtedness received by Buyer on account of any account, note or other Receivable, or other amount owed to the Business conducted by Sprague, or otherwise constituting part of the Assets, and Sprague shall deliver to Buyer, at the Closing, documents (including powers of attorney) sufficient to permit Buyer to cash or otherwise deposit in bank accounts in the name of Buyer each such check, note, draft, instrument or other evidence of indebtedness.

6.05 Discharge of Obligations. Caraustar and Seller covenant and agree, subsequent to the Closing, to promptly and timely pay and to otherwise fulfill and discharge all obligations and liabilities of the Business conducted by Sprague which are not Assumed Sprague Liabilities hereunder, including, without limitation, any and all liabilities and obligations arising under any bulk sale transfer laws and all other Excluded Liabilities, in all cases when due and payable and otherwise prior to the time at which any of such obligations or liabilities could reasonably be expected to result in or give rise to a claim against any of the Assets, the Business conducted by Sprague or Buyer (or any of its employees, officers, directors, stockholders or other affiliates), result in any Lien on any of the Assets (other than Permitted Liens), or adversely affect Buyer’s title to or use of any of the Assets.

6.06 Encumbrances. Caraustar and Seller covenant and agree to use their best efforts to cause, at the sole expense of Caraustar and Seller, any and all Liens of any kind whatsoever which affect the Assets or the Business conducted by Sprague, including, without limitation, those arising under the Debt Documents and all other Liens which affect the Premises, except for Permitted Liens, to be released, discharged and terminated in full on or prior to the Closing Date.

6.07 Confidential Information. Caraustar and Seller acknowledge that after the Closing Buyer could be irreparably damaged if Caraustar’s or Seller’s knowledge of the Assets or the Business conducted by Sprague were disclosed to or utilized on behalf of any person, firm, corporation or other entity other than Buyer or its affiliates, and each of Caraustar and Seller covenants and agrees that it will not, following the Closing, without the prior written consent of Buyer, disclose (or permit to be disclosed) or use (or permit to be used) in any way any information relating to any such knowledge unless (a) compelled to disclose such confidential information by judicial or administrative process or, in the opinion of its counsel, by other requirements of law, and, in any such event, Caraustar and Seller give Buyer prompt written notice of any such requirement and prior to any such disclosure; or (b) such information is generally available to the public through no fault of Caraustar or Seller.

6.08 Cash Management. Caraustar and Sprague shall maintain on deposit in all checking and other bank account(s) sufficient amounts following the Closing to pay in full all checks and drafts of the Business conducted by Sprague drawn on or prior to the Closing Date.

6.09 Employees. (a) As of the Closing Date, Buyer shall offer employment to all those persons actively employed by Sprague full time in connection with the Business conducted by Sprague, as of the Closing Date, each of whom (as of the date hereof) is listed on Schedule 6.09 hereto, and as of the Closing Date, Buyer shall offer employment to certain mutually-agreed upon employees of Caraustar not employed by Sprague, each of whom (as of the date hereof) is listed on Schedule 6.09 hereto, and effective upon such inactive employee’s return to service, each inactive (whether by disability or injury) employee employed by Sprague listed on Schedule 6.09 (all such employees offered employment by Buyer, the “Employees”), on terms and conditions (including with respect to employee benefits), on the whole, which are comparable to those of Sprague or Caraustar, as the case may be, in effect on the date hereof and which comply with the Sprague CBA. As of the Closing Date, Sprague and Caraustar shall, respectively, terminate all of the Employees and shall be responsible for any and all liability (other than the Assumed Sprague Liabilities), including but not limited to any liabilities under the Sprague CBA and the Benefit Plans, arising out of their employment prior to the Closing Date, and the termination thereof, on the Closing Date. Except as set forth in the Sprague CBA, nothing herein shall be deemed either to affect or to limit in any way the management prerogatives after the Closing of Buyer with respect to the Employees who accept such offer of employment (including, without limitation, the right of Buyer to modify compensation, benefits or other terms and conditions of employment following the Closing Date or the right of Buyer to terminate the employment of any Employee), or to create or to grant to such Employees any third-party beneficiary rights or claims or causes of action of any kind or nature against Buyer or its affiliates.

(b) Buyer shall provide the employee benefit plans required under Section 6.09(a), as of the Closing Date so as to ensure uninterrupted coverage of Employees who accept Buyer’s offer of employment, including without limitation a medical plan that shall not exclude pre-existing conditions of such Employees. Buyer shall grant all Employees credit for purposes of eligibility and vesting (but not benefit accrual) under the Buyer’s employee benefit plans (including vacation and severance) for their years of service with the Seller prior to the Closing Date.

(c) Pursuant to Treasury Reg. § 31.3121(a)(1)-1(b), for purposes of FICA tax withholding, Buyer shall treat all wages (within the meaning of Section 3121(a) of the Code) paid by Seller in 2006 to each Employee employed by Buyer immediately after the Closing Date as paid by Buyer. Pursuant to Section 5 of Rev. Proc. 2004-53, 2004-34 I.R.B. 320, Buyer, Caraustar and Sprague agree that the Form W-2 (Employee’s Wage and Tax Statement) furnished by Buyer to each Employee employed by Buyer immediately after the Closing shall include wages and other compensation paid, and taxes withheld, during 2006 by each of Caraustar, Sprague and Buyer. At or prior to the Closing, each of Sprague and Caraustar shall transfer to Buyer a current Form W-4 (Employee’s Withholding Allowance Certificate) for each Employee employed by Buyer immediately after the Closing. Caraustar, Sprague and Buyer agree to include a statement (with the relevant information described in Section 5 of Rev. Proc. 2004-53) with their respective Forms 941 (Employer’s Quarterly Tax Return) for the calendar quarter during which the Closing occurs, apprising the Internal Revenue Service of the foregoing arrangements and to reasonably cooperate with each other to comply with Rev. Proc. 2004-53.

(d) Sprague shall disburse from and through its bank accounts, (i) prior to the Closing Date, all payroll-related amounts payable to all employees of Sprague and all other applicable payees with respect to all payroll periods ending before the Closing Date (“Pre-Closing Payroll Periods”) and (ii) on the Closing Date, all payroll-related amounts payable to all employees of Sprague and all other applicable payees with respect to all payroll periods ending on the Closing Date and with respect to each period commencing on the first day after the end of each Pre-Closing Payroll Period and ending as of the Closing Date (notwithstanding that the applicable payroll period ends after the Closing Date), in each case, including without limitation, all wages, all federal, state and local payroll taxes, and any and all other payments (including any employee benefit plan premiums, deductions or contributions) as to which amounts are withheld from wages for such periods; provided, however, with respect to payees other than employees, Sprague may pay such payroll-related amounts after the Closing Date on or prior to their due dates to the extent such amounts are not due on or prior to the Closing Date.

6.10 Collective Bargaining Agreements. The Caraustar Parties covenant to consult with Buyer in connection with any discussion and negotiations concerning the Sprague CBA and to obtain consent from the Union to assumption of the Sprague CBA by Buyer.

6.11 Assignments of Contracts; Consents. (a) Caraustar and each Seller shall promptly after the date hereof apply for or otherwise seek and use their best efforts to obtain (including, without limitation, the furnishing of all financial and other information reasonably required by the party whose consent or approval is being sought), all authorizations, consents, waivers and approvals required in connection with the assignment of the leases, agreements, contracts, commitments, licenses, permits, approvals, authorizations and other rights, titles and other interests to be assigned hereunder, which authorizations, consents, waivers and approvals shall continue each applicable lease, agreement, contract, commitment, license, permit, approval, authorization or other right, title or interest for the benefit of Buyer on the same terms as exist for the benefit of Seller on the date hereof, and shall provide Buyer with copies of all such authorizations, consents, waivers and approvals promptly after they have been obtained. To the extent that the assignment of any lease, agreement, contract, commitment, license, permit, approval authorization or other right, title or interest shall require the consent of any other party thereto, this Agreement shall not constitute an agreement to assign or assume the same if an attempted assignment would constitute a breach thereof, but the foregoing shall not be deemed to be a satisfaction of the condition set forth in Section 9.06 or a waiver by Buyer thereof.

(b) To the extent that any consent or approval relating to any Contract, including the Sprague CBA, requiring consent or approval as required to be disclosed on Schedule 3.03 hereto or any other consent or approval necessary to assign or transfer to Buyer any other Contract or other Asset is not obtained on or before the Closing Date (all such Contracts or other Assets for which such consent or approval is not obtained on or before the Closing Date are hereinafter referred to collectively as the “Designated Agreements” or the “Designated Assets”, as the case may be), and, without limiting Buyer’s rights under Section 9.06, the Closing occurs, Caraustar and Seller covenant and agree to use their respective best efforts to obtain each such consent and approval, in form and substance satisfactory to Buyer, promptly following the Closing Date. The parties hereto agree that Seller shall (and Caraustar shall cause Seller to) provide to and enforce on behalf of Buyer, all of the Seller’s rights, benefits, entitlements and interest with respect to each applicable Designated Asset or under each Designated Agreement and Buyer shall reimburse the Seller for all obligations and liabilities arising after the Closing Date with respect to each applicable Designated Asset or under each such Designated Agreement for which it receives the benefit as provided above; provided, however, that in the event any such third party refuses or is otherwise unwilling to consent to an assignment or transfer of any Designated Asset or Designated Agreement on terms acceptable to Buyer, then upon notice from Buyer to Seller of any such event, such obligation of Seller to use its best efforts to obtain such consent shall cease, and in such event, nothing contained herein shall prohibit or be deemed to prohibit Buyer from entering into a new agreement with such third party.

6.12 No Use of Name. From and after the Closing Date, the Caraustar Parties covenant and agree not to use the name “Sprague Paperboard” (or any variation or derivation thereof) with respect to the Business or any other business or commercial activity other than in connection with the filing of tax returns and other required filings or reportings and the eventual winding up of Seller.

6.13 Transfer Tax. Buyer shall pay any and all federal or state real or personal property transfer, recording, sales, use, goods, services or other similar taxes arising from the transfers of the Assets.

6.14 Connecticut Transfer Act. The parcels of real properties described in Exhibit G hereto comprise an Establishment as defined in the Connecticut Transfer Act, Conn. Gen. Stat. §§ 22a-134 et seq. Sprague and Caraustar shall perform at their expense those activities necessary to achieve compliance with the Connecticut Transfer Act, including filing all required forms and documents with the Connecticut Department of Environmental Protection in accordance with the Connecticut Transfer Act and the License for Access and Remediation attached hereto at Exhibit F.

6.15 Access and Remediation.

(a) As set forth in more detail in the License for Access and Remediation, Buyer and Buyer Group shall provide unfettered access to the Premises and cooperate with Caraustar and Sprague and any other persons or entities that are responsible for undertaking and completing investigation and/or remediation at the Premises.

(b) As set forth in more detail in the License for Access and Remediation, Caraustar and Sprague intend to perform any necessary investigation or remediation at the Premises in a commercially practicable manner to the minimal standards allowable to minimize any necessary remediation or investigation (and costs related thereto). The imposition of institutional or engineering controls, variances, use or activity restrictions, groundwater reclassifications, including, without limitation, Environmental Land Use Restrictions acceptable to the Connecticut Department of Environmental Protection shall be deemed an acceptable means of remediation for the purposes of this Agreement, provided such institutional or engineering controls, variances, uses or activity restrictions, or groundwater reclassifications do not materially interfere with the continued use of the Premises to conduct the Business as it was conducted by Sprague on or prior to Closing.

6.16 Books and Records. Buyer shall, and shall cause each member of the Buyer Group to, (i) preserve and keep the books and records held by each of them relating to the Business conducted by Sprague or the Assets for a period of six (6) years from the Closing Date and (ii) make such records and personnel available to Caraustar as may be reasonably required by it, including without limitation, in connection with, among other things, any insurance claims, Tax matters, legal proceedings or governmental investigations or in order to enable Caraustar or the Seller to comply with their respective obligations under this Agreement and each other agreement, document or instrument contemplated hereby. If any member of the Buyer Group wishes to destroy such books and records after that time, Buyer shall first give 90 days’ prior written notice to Caraustar and it shall have the right, upon prior written notice given to Buyer within that 90 day period, to take possession of the books and records.

6.17 Payroll Systems. The Caraustar parties covenant that following the execution and delivery hereof they will provide to the Buyer information reasonably requested by Buyer which it will be utilizing for its payroll, finance and other accounting and related functions after the Closing Date.

ARTICLE VII

CLOSING

7.01 Time and Place of Closing. Subject to the terms and conditions hereof, the closing of the purchase and sale of the Assets as set forth herein (the “Closing”) shall be held at 10:00 A.M. at the offices of Torys LLP, 237 Park Avenue, New York, New York 10017 on the earlier of (a) May 1, 2006 or (b) the fifth business day after the satisfaction or waiver of all other conditions precedent set forth in Article VIII and IX hereof, or at such other time, date and place as the parties shall mutually agree (such date upon which the Closing occurs is herein referred to as the “Closing Date”).

7.02 Termination. This Agreement may be terminated, and the transactions contemplated hereby may be abandoned:

(a) at any time before the Closing, by written agreement of each of the Caraustar Parties and Buyer;

(b) at any time before the Closing, by Buyer or the Caraustar Parties in writing, in the event that any Governmental Authority shall have issued an order, decree, ruling or taken any other action restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement and such order, decree, ruling or other action shall have become final and nonappealable;

(c) at any time after August 1, 2006 (the “Termination Date”), by Buyer or the Caraustar Parties in writing, if the transactions contemplated by this Agreement have not been consummated on or before the Termination Date and such terminating party is not then in breach of this Agreement; and

(d) at any time before the Closing, by Buyer or the Caraustar Parties in writing, without liability to the terminating party on account of such termination, if such terminating party is not then in breach of this Agreement and the nonterminating party shall (i) fail to timely perform in any material respect any of its agreements contained herein required to be performed on or prior to the Closing Date or (ii) breach in any material respect any of its representations or warranties contained herein.

7.03 Effect on Obligations. Termination of this Agreement pursuant to Section 7.02 shall terminate all obligations of the parties to each other hereunder, except for the obligations under Sections 7.04 and Article XIII and, provided, however, that notwithstanding the foregoing, the termination of this Agreement pursuant to clauses (c) or (d) of Section 7.02 shall not relieve any party of any liability with respect to any breach of any representation, warranty, covenant or agreement herein by such party, or limit or preclude any remedy any party may have against such breaching party with respect to any such breach.

7.04 Return of Documentation. Following a termination in accordance with Section 7.02, Buyer shall return copies (or, to the extent provided, the originals) of all agreements, documents, contracts, instruments and other books and records of the Caraustar Parties provided by the Caraustar Parties to Buyer or any representatives of Buyer in connection with the transactions contemplated by this Agreement, and Caraustar shall, and shall cause Seller to, and Seller shall return copies (or, to the extent provided, the originals) of all agreements, documents, contracts, instruments and other books and records of Buyer (or any of its affiliates) provided by Buyer or any representative of Buyer in connection with the transactions contemplated by this Agreement.

7.05 Delivery of the Assets. Without limiting Section 9.08 hereof, delivery of the Assets shall be made by Seller to Buyer at the Closing by delivering such warranty deeds, recordable easements, bills of sale, endorsements, assignments and other good and sufficient instruments of assignment, conveyance and transfer, and such powers of attorney, as shall be effective to fully vest in Buyer good and valid title to, and the right to full custody and control of, all of the Assets, free and clear of all Liens (except for Permitted Liens), in form and substance as annexed hereto as Exhibit D, and shall otherwise take all steps required to put Buyer in actual possession and control of all of the Assets.

7.06 Assumption of Liabilities. At the Closing, Buyer shall deliver to Seller such instruments as shall be sufficient to effect the assumption by Buyer of the Assumed Sprague Liabilities in form and substance as annexed hereto as Exhibit E.

7.07 Contracts and Books. At the Closing, the Caraustar Parties shall deliver to Buyer the Contracts and the books and records of the Business conducted by Sprague, excluding those constituting Excluded Assets.

7.08 Prorations. Buyer and the Caraustar Parties agree to make customary prorations (as of the Closing Date) in respect of real estate and personal property taxes and power and utility charges.

ARTICLE VIII

CONDITIONS TO CARAUSTAR’S AND SELLER’S

OBLIGATION TO CLOSE

The obligations of Caraustar and Seller to sell the Assets and otherwise consummate the transactions contemplated by this Agreement at the Closing are subject to the following conditions precedent, any or all of which may be waived by Caraustar and Seller in their sole discretion and each of which Buyer hereby agrees to use its best efforts to satisfy at or prior to the Closing:

8.01 No Litigation. No material action, suit or proceeding against Caraustar, Seller or Buyer (or any of its affiliates) relating to the consummation of any of the transactions contemplated by this Agreement or any governmental action seeking to delay or enjoin any such transactions shall be pending.

8.02 Representations and Warranties; Covenants. The representations and warranties made by Buyer herein shall be true and correct in all material respects, except for those qualified by materiality which shall be true, at and as of the Closing Date with the same force and effect as though such representations and warranties had been made at and as of the Closing Date, and on the Closing Date Buyer shall deliver to Caraustar and Seller a certificate dated the date of the Closing to such effect. All the terms, covenants and conditions of this Agreement to be complied with and performed by Buyer on or before the Closing Date shall have been duly complied with and performed in all material respects, and on the Closing Date Buyer shall deliver to Caraustar and Seller a certificate dated the Closing Date to such effect.

8.03 Other Certificates. Caraustar and Seller shall have received such additional certificates, instruments and other documents, in form and substance reasonably satisfactory to them and their counsel in form and substance as is customary in transactions of this nature, as they shall have reasonably requested in connection with the transactions contemplated hereby.

8.04 Instruments of Assumption of the Assumed Liabilities. Buyer shall have delivered to Seller the instruments required to be delivered by Buyer pursuant to Section 7.06 hereof in form and substance as annexed hereto as Exhibit E.

8.05 Opinion of Counsel. Caraustar and Seller shall have received an opinion of Torys LLP, counsel for Buyer, delivered to Caraustar and Seller pursuant to the instructions of Buyer, dated the Closing Date, in form and substance as annexed hereto as Exhibit C1.

8.06 Supply Agreement. Caraustar, Seller and Buyer shall have entered into, and Buyer shall deliver to Caraustar and Seller the executed “Supply Agreement”, in form and substance as annexed hereto as Exhibit B.

8.07 Sprague Transition Services Agreement. Buyer shall have executed and delivered the Sprague Transition Services Agreement to the Caraustar Parties in form and substance as annexed hereto as Exhibit A.

8.08 License for Access and Remediation. Caraustar, Sprague and Buyer shall have entered into, and Buyer shall deliver to Caraustar and Sprague, the executed remediation side agreement, in form and substance as annexed hereto as Exhibit F (the “License for Access and Remediation”).

ARTICLE IX

CONDITIONS TO BUYER’S OBLIGATION TO CLOSE

The obligation of Buyer to purchase the Assets and otherwise consummate the transactions contemplated by this Agreement at the Closing is subject to the following conditions precedent, any or all of which may be waived by Buyer in its sole discretion, and each of which Caraustar and Seller hereby agrees to use its respective best efforts to satisfy at or prior to the Closing:

9.01 No Litigation. No material action, suit or proceeding against Caraustar, Seller or Buyer (or any of its affiliates) relating to the consummation of any of the transactions contemplated by this Agreement or any governmental action seeking to delay or enjoin any such transactions shall be pending.

9.02 Representations and Warranties; Covenants. The representations and warranties made by Caraustar and Seller herein shall be true and correct in all material respects, except for those qualified by materiality which shall be true, at and as of the Closing Date with the same force and effect as though such representations and warranties had been made at and as of the Closing Date, and on the Closing Date, Caraustar and Seller shall deliver to Buyer a certificate dated the Closing Date to such effect. All the terms, covenants and conditions of this Agreement to be complied with and performed by Caraustar and Seller on or before the Closing Date shall have been duly complied with and performed in all material respects, and on the Closing Date Caraustar and Seller shall deliver to Buyer a certificate dated the Closing Date to such effect.

9.03 Other Certificates. Buyer shall have received such other certificates, instruments and other documents, in form and substance reasonably satisfactory to Buyer and its counsel, in form and substance as is customary in transactions of this nature as they shall have reasonably requested in connection with the transactions contemplated hereby.

9.04 Sale of All the Assets. All the Assets shall be sold and delivered to Buyer (or its designee) at the Closing.

9.05 Opinion of Counsel. Buyer shall have received an opinion of LeBoeuf, Lamb, Greene & MacRae LLP, counsel for Caraustar and Seller, delivered to Buyer pursuant to the instructions of Caraustar and Seller, dated the Closing Date, in form and substance annexed hereto as Exhibit C2.

9.06 Third Party Consents. Buyer shall have received evidence of receipt by Caraustar and Seller of the consents of third parties under the Contracts, licenses, agreements, leases, Permits and other instruments of the Assets and the Business conducted by Sprague and, where required, to the consummation of the transactions contemplated hereby as set forth in Schedule 9.06 hereto, which consents shall not provide for the acceleration of any liabilities or any other material detriment to Buyer, Caraustar, Seller, the Business conducted by Sprague or any of the Assets.

9.07 Satisfaction of Liens. All Liens (other than Permitted Liens) on the Assets shall have been released, discharged and terminated in full.

9.08 Instruments of Conveyance of the Assets; Power of Attorney. (a) Seller shall have delivered to Buyer, at Seller’s sole expense (i) such warranty deeds, bills of sale, endorsements, assignments and other good and sufficient instruments of assignment (including Intellectual Property assignments in form for filing with the U.S. Patent and Trademark Office, the Registrar of Copyrights and in appropriate foreign jurisdictions where Intellectual Property is registered), conveyance and transfer as are effective to fully vest in Buyer good and valid title to the Assets, free and clear of all Liens (other than Permitted Liens) in form and substance as annexed hereto as Exhibit D; (ii) all Uniform Commercial Code, judgment, tax lien and bankruptcy search reports and filings, in and from all necessary jurisdictions, to evidence the existence, or lack of, Liens, upon any and all of the Assets; and (iii) all executed releases and other documents necessary to release any and all Liens (other than Permitted Liens) on the Assets (or any of the Assets), including, without limitation, all necessary UCC-3 Termination Statements and all releases in respect of Liens on Intellectual Property in form for filing with the U.S. Patent and Trademark Office, the Registrar of Copyrights and all appropriate foreign authorities.

(b) Caraustar and Sprague shall have delivered to Buyer the documents (including powers of attorney) required to be delivered by Section 6.03.

9.09 Sprague Transition Services Agreement. Caraustar and Seller shall have executed and delivered the Sprague Transition Services Agreement to Buyer in form and substance as annexed hereto as Exhibit A.

9.10 Supply Agreement. Caraustar, Seller and Buyer shall have entered into, and Caraustar and Seller shall deliver to Buyer the executed Supply Agreement, in form and substance as annexed hereto as Exhibit B.

9.11 Title Insurance. Buyer shall have obtained, at its own expense, in standard ALTA form, an owner’s title insurance policy insuring Buyer’s ownership of the Real Property, issued by a title insurance company designated by Buyer, in such amount as Buyer shall reasonably designate, which policy shall not be subject to any exceptions except those as are customary with respect to similar real estate and reasonably acceptable to Buyer, and which policy shall contain endorsements insuring against loss or damage sustained by Buyer by reason of any portion of the Premises being taxed as part of a larger parcel or failing to constitute a separate tax parcel or parcels for real estate tax purposes.

9.12 Not Foreign Person for Tax Purposes. Seller shall deliver to Buyer a non-foreign person affidavit dated as of the Closing Date in the form and substance provided under Treasury Regulations promulgated pursuant to Code Section 1445 stating that Seller is not “Foreign Persons” as defined in Code Section 1445.

9.13 Connecticut Transfer Act. Buyer shall have received from Caraustar or Sprague a copy of the filing required to be provided to the Buyer and the Connecticut Department of Environmental Protection under the Connecticut Transfer Act in the form and substance attached hereto as Exhibit F.

9.14 License for Access and Remediation. Caraustar, Sprague and Buyer shall have entered into, and Caraustar and Sprague shall deliver to Buyer, the executed License for Access and Remediation, in form and substance as annexed hereto as Exhibit F.

ARTICLE X

INDEMNIFICATION

10.01 Indemnification by Caraustar and Seller. From and after the Closing Date, Caraustar, jointly and severally, and Seller, severally but not jointly (in each case subject to Section 10.05 below) shall indemnify and hold harmless Buyer (and each of their respective employees, officers, directors, stockholders, affiliates, agents and representatives) (collectively, the “Buyer Indemnified Parties”) from and against any and all Damages which are sustained or incurred by any of the Buyer Indemnified Parties in connection with or by reason of (a) the breach by Caraustar or Seller of any of their respective covenants, agreements, obligations or provisions hereof, or under any of the other certificates, agreements or documents delivered by Caraustar or either Seller in connection herewith; (b) the breach of any of the representations or warranties made by Caraustar or Seller herein (including in any Exhibit or Schedule hereof), or in any certificate, agreement or other document delivered pursuant hereto by Caraustar or by Seller; (c) all Damages sustained or incurred by any such person or entity in connection with or by reason of any claim or cause of action by any employee of the Caraustar Parties if such claim or cause of action arises out of or relates to the transactions contemplated herein or out of or as a result of such employee’s employment or termination of employment by the Caraustar Parties or any claims arising under any Caraustar Party’s Benefit Plans (other than the Assumed Sprague Liabilities); (d) all Damages related to the matters addressed in Section 12.01; or (e) any and all Excluded Liabilities.

10.02 Indemnification by Buyer. From and after the Closing Date, Buyer (subject to Section 10.05 below) shall indemnify and hold harmless Caraustar and Seller and each of their respective employees, officers, directors, affiliates, agents and representatives (collectively, the “Seller Indemnified Parties”) from and against any and all Damages sustained or incurred by any of the Seller Indemnified Parties, in connection with or by reason of (a) the breach by Buyer of any of its covenants, agreements, obligations or provisions hereof, or under any of the other certificates, agreements or other documents delivered by Buyer in connection herewith; (b) the breach of any of the representations or warranties made by Buyer herein, or in any certificate, agreement or other document delivered pursuant hereto by Buyer; (c) all Damages related to the matters addressed in Section 12.02; (d) any and all Assumed Sprague Liabilities; or (e) any and all Damages arising out of or related to the ownership of the Assets (or any of them) or the conduct of the Business conducted by any member of the Buyer Group from and after the Closing, including, without limitation, liabilities or obligations (including compensation and benefits under Buyer’s benefit plans, whether or not under the Sprague CBA) commencing on or after their respective dates of hire by Buyer to Employees who become employees of Buyer excluding liabilities or obligations (other than the Assumed Sprague Liabilities) to Employees during or as a result of their employment and/or termination of employment by Seller.

10.03 Procedure for Indemnification. (a) In the event that any Seller Indemnified Party, on the one hand, or any Buyer Indemnified Party, on the other hand, shall sustain or incur any Damages in respect of which indemnity may be sought by such party pursuant to this Article X or any other provision of this Agreement (each, an “Indemnification Matter”), the party indemnified hereunder (the “Indemnitee”) shall notify the parties providing indemnification (collectively, the “Indemnitor”) by sending written notice to the Indemnitor (each, an “Indemnity Notice”). In the case of an Indemnification Matter involving a third party claim which, if successful, could result in an indemnity payment hereunder, an Indemnity Notice shall be given promptly after the discovery by an Indemnitee of the filing or assertion of any claim against the Indemnitee stating the nature and basis of such claim; provided, however, that any delay or failure to notify any Indemnitor of any claim shall not relieve it from any liability except to the extent that the defense of such action is prejudiced or adversely affected by such delay or failure to notify.

(b) In the case of third party claims the Indemnitee shall give the Indemnitor the opportunity (i) to conduct any proceedings or negotiations in connection therewith and necessary or appropriate to defend the Indemnitee (provided such are pursued in a professional and diligent manner); (ii) to take all other reasonable steps or proceedings to settle or defend any such claims and shall be entitled to settle any such claim which is solely for money damages without the prior written consent of the Indemnitee, provided that the Indemnitor shall not settle any other such third party claim without the prior written consent of the Indemnitee (including, without limitation, if such claim seeks or such settlement imposes equitable remedies or injunctive relief on the Indemnitee); and (iii) to employ counsel designated by the Indemnitor and reasonably satisfactory to the Indemnitee to contest any such claim or liability in the name of the Indemnitee or otherwise, as permitted by law. The Indemnitor shall, within 20 days of receipt of an Indemnity Notice of such claim (the “Indemnity Notice Period”), give written notice to the Indemnitee of its intention to assume the defense of such claim. If defendants in any action include any Indemnitee and any Indemnitor and any Indemnitee shall have been advised by its counsel that there may be legal defenses available to such Indemnitee which are different from, or in addition to, those available to any Indemnitor, or if a conflict of interest exists between any Indemnitee and any Indemnitor, then in either case, the Indemnitee shall have the right to employ its own counsel in such action, and, in such event (or in the event that the Indemnitor does not timely assume the defense within the Indemnity Notice Period as provided in the immediately succeeding sentence), the reasonable fees and expenses of the Indemnitee’s counsel shall be borne by the Indemnitor and shall be paid by the Indemnitor from time to time within 20 days of receipt of appropriate invoices therefor. If the Indemnitor does not deliver to the Indemnitee within the Indemnity Notice Period written notice that the Indemnitor shall assume the defense of any such claim or litigation resulting therefrom pursuant to, and in accordance with, the provisions of this Article X, the Indemnitee may defend against any such claim or litigation in such manner as it may deem appropriate, and the Indemnitee may settle such claim or litigation on such terms as it may deem appropriate with the consent of the Indemnitor (not to be unreasonably withheld or delayed), all at the expense of the Indemnitor, and the costs and expenses of all proceedings, contests or lawsuits and all other Damages sustained or incurred with respect to such claims, proceedings or litigations shall be borne solely by the Indemnitor. In the event that the Indemnitor does timely assume the defense as provided above, the Indemnitee shall have the right to fully participate in such defense (including, without limitation, with counsel of its choice) at its sole expense (except as otherwise provided herein), and the Indemnitor shall reasonably cooperate with the Indemnitee in connection with such participation, and in all cases the Indemnitor shall keep the Indemnitee fully informed as to all matters concerning each third party claim and shall promptly notify the Indemnitee in writing of any and all significant developments relating thereto. Within five (5) business days after the occurrence of an order or other determination with respect to each third party claim by any court, panel of arbitrator(s) or Governmental Authority having jurisdiction thereof, the Indemnitor shall pay the Indemnitee the amount of Damages sustained or incurred by the Indemnitee which have not theretofore been paid to the Indemnitee as provided above.

(c) In the event that an Indemnification Matter does not involve a third party claim and is uncontested, the Indemnitor shall, within 30 days after the date of an Indemnity Notice, pay to the Indemnitee the amount of Damages which are at the time sustained or incurred by the Indemnitee and shall thereafter pay any other Damages related to the same Indemnity Notice on demand.

10.04 Validity; Exclusivity. The indemnification agreements provided for in this Article X shall apply notwithstanding any knowledge of any party or investigation made at any time by or on behalf of any party hereto. The indemnification agreements provided for in this Article X shall constitute the sole and exclusive recourse and remedy available to the parties hereto with respect to the transactions contemplated hereunder, except with respect to fraud and the availability of equitable remedies.

10.05 Limits on Indemnifications. (a) The aggregate liability of Buyer, on the one hand, or the Caraustar Parties, on the other hand, for Damages under Section 10.02 or Section 10.01, respectively, is, and shall be, limited in each case to fifty percent (50%) of the Closing Purchase Price.

(b) Subject to the last two sentences of this Section 10.05(b) no Buyer Indemnified Party and no Seller Indemnified Party shall be entitled to indemnification pursuant to Section 10.01 or Section 10.02, respectively, unless and until the aggregate amount of all Damages sustained or incurred by all the Buyer Indemnified Parties and all the Seller Indemnified Parties, as the case may be, to which the indemnity set forth in Section 10.01 or Section 10.02, respectively, relates exceeds an aggregate amount (the “Basket Amount”) equal to $240,000. Subject to Section 10.05(a), if such Damages exceed the Basket Amount, then Buyer’s liability for indemnification under Section 10.02 and Caraustar’s and Seller’s liability for indemnification under Section 10.01, as the case may be, shall be limited to the amount of such Damages sustained or incurred which exceeds the Basket Amount. The limitations in this Section 10.05(b) shall not apply to the provisions of Sections 3.10(a) and 3.11.

(c) The representations and warranties contained in, or made pursuant to, this Agreement shall expire on the second anniversary of the Closing Date, provided that the representations and warranties contained in Sections 3.02 and 3.10(a) hereof and all covenants and agreements hereunder shall survive indefinitely, and the representations and warranties contained in Sections 3.11 and 3.16 hereof shall survive until the date of expiration of the applicable statute of limitations (and all extensions thereof) with respect thereto, and provided further, that if written notice is properly given under this Article X with respect to any alleged breach of a representation or warranty to which a party or other indemnified person or entity is entitled to be indemnified hereunder prior to the applicable expiration date, such representation or warranty shall continue indefinitely until the applicable claim is finally resolved.

(d) The amount of any Damages for which indemnification is provided under this Article X shall be (i) net of any amounts actually recovered or recoverable by the Indemnitee under insurance policies with respect to such Damages, (ii) net of any amounts recovered or recoverable from any third person (by contribution, indemnification or otherwise) with respect to such Damages, and (iii) adjusted to take into account any net Tax effect realized by the Indemnitee arising from incurring such Damages or from receiving payment for such Damages.

(e) All payments by an Indemnitor under Article X shall be treated as an adjustment to the Purchase Price for all foreign, federal, state and local income tax purposes.

ARTICLE XI

NON COMPETITION AGREEMENT

11.01 Non-Competition. (a) From and after the Closing, and in consideration thereof, Caraustar and Seller covenant and agree with Buyer that Caraustar and Seller shall not, subsequent to the Closing Date, and until six (6) years after the Closing Date:

(i) engage, directly or indirectly, whether as principal, consultant, employee, partner, agent, lender, stockholder, limited partner or other investor (other than an investment of not more than one percent (1%) of the stock or equity of any corporation the capital stock of which is listed on a national securities exchange or whose stock is regularly traded in the over-the-counter market), with any individual, firm or corporation or other entity, within North America in the Business (or any component thereof), provided, however, that the provisions of this Section 11.01(a)(i) shall not apply to (A) the activities of any member of the Caraustar Group conducted by the Rittman Mill solely during the Wind-Up Period as defined in the Rittman Transition Services Agreement or disposing of the Rittman Mill or the Tama Mill or any part thereof to a third party purchaser or the Tama Boxboard Mill to the extent of the sale of Products to (x) customers located in Colorado; Illinois; Iowa; Kansas; Minnesota; Missouri; Nebraska; South Dakota; Tennessee; Texas; and Wisconsin, and (y) conversion facilities owned by any member of the Caraustar Group in any other states for conversion of such Products at such facilities and (B) the conversion of Product by any member of the Caraustar Group in its continuing conversion business, including as contemplated in the Supply Agreement.

(ii) take any action or make any statement with respect to the Business, the effect of which would be to impair the Business, or the good will of Buyer, or any other member of the Buyer Group or the business reputation or good name of Buyer or any other member of the Buyer Group, or be otherwise detrimental to the Business or the interests of Buyer or any other member of the Buyer Group, including any action or statement intended, directly or indirectly, to benefit, with respect to the Business, a competitor of Buyer or any other member of the Buyer Group, provided however, that nothing contained in this Section 11.01(a)(ii) shall prohibit any member of the Caraustar Group from conducting any activity not prohibited under Section 11.01(a)(i).

(b) From and after the Closing, and in consideration thereof, Caraustar and Seller covenant and agree that Caraustar and Seller shall not subsequent to the Closing Date and until six (6) years after the Closing Date:

(i) for purposes of selling Products that are currently sold by Sprague to such customer, solicit or entice or endeavor to solicit or entice away from Buyer or any other member of the Buyer Group engaged in the Business, any customer with whom Buyer or any other such member of the Buyer Group (or any component thereof) deals in connection with the Business, who is at the Closing Date, or was at any time during the six (6) year period ending on the Closing Date, a customer of Sprague, provided, however, that the provisions of this Section 11.01(b)(i) shall not prohibit any member of the Caraustar Group from conducting any activity with respect to the Tama Boxboard Mill or the Rittman Mill not prohibited under Section 11.01(a)(i); or

(ii) entice or endeavor to solicit the employment of any Employee who is an employee of Buyer or any other member of the Buyer Group at the time of such solicitation or enticement, or was an employee of Buyer or any other member of the Buyer Group at any time during the two (2) year period ending on the date of such solicitation or enticement, either for his own account or for any individual, firm, corporation or other entity.

(c) From and after the Closing, and in consideration thereof, Buyer covenants and agrees that Buyer or any member of the Buyer Group shall not, subsequent to the Closing Date and until six (6) years after the Closing Date:

(i) Solicit or entice or endeavor to solicit the employment of any person who is an employee of any member of the Caraustar Group at the time of such solicitation or enticement, or was an employee of any member of the Caraustar Group at any time during the two (2) year period ending on the date of such solicitation or enticement, either for its own account or for any individual, firm, corporation or other entity.

(d) Without limiting the provisions of Section 13.06 hereof, the parties hereto agree that if in any proceeding the court or other authority shall refuse to enforce the covenants herein set forth because such covenants cover too extensive a geographic area or too long a period of time, any such covenant shall be deemed appropriately amended and modified in keeping with the intention of the parties to give effect to the provisions of this Article XI to the maximum extent permitted by law.

ARTICLE XII

BROKERS AND FINDERS

12.01 No Buyer Obligation for Caraustar or Seller Brokers. Buyer shall not have any obligation to pay any financial advisory, finder’s fee or other compensation to any person, firm or corporation claiming by, through or under Caraustar or Seller or any affiliate thereof in connection with this Agreement and the transactions contemplated hereby.

12.02 No Caraustar or Seller Obligation for Buyer Brokers. Neither Caraustar nor Seller shall have any obligation to pay any fee or other compensation to any person, firm or corporation claiming by, through or under Buyer or any affiliate thereof in connection with this Agreement and the transactions contemplated hereby.

ARTICLE XIII

MISCELLANEOUS

13.01 Notices. All notices, requests or instructions hereunder shall be in writing and delivered personally, sent by telefax, sent by registered or certified mail, postage prepaid, or sent by internationally recognized overnight courier service, as follows:

(a)	If to Caraustar or to Seller:

Caraustar Industries, Inc.

5000 Austell-Powder Spring Road

Suite 300

Austell, Georgia 30106

Attention: Chief Executive Officer

Telefax: (770) 799-5990

with a copy to:

Caraustar Industries, Inc.

5000 Austell-Powder Spring Road

Suite 300

Austell, Georgia 30106

Attention: Legal Department

Telefax: (770) 799-5990

(b)	If to Buyer:

Cascades Boxboard Group - Connecticut LLC

c/o Cascades Inc.

404, rue Marie-Victorin, C.P. 30

Kingsey Falls, Québec J0A 1B0

Attention: Robert F. Hall

Telefax: (819) 363-5127

with copies to:

Torys LLP

237 Park Avenue

New York, New York 10017

Attention: Sandy K. Feldman, Esq.

Telefax: (212) 682-0200

Any of the above addresses may be changed at any time by notice given as provided above; provided, however, that any such notice of change of address shall be effective only upon receipt. All notices, requests or instructions given in accordance herewith shall be deemed received on the date of delivery.

13.02 Entire Agreement and Amendment. This Agreement (including the Exhibits and Schedules hereto), and the other certificates, agreements and documents referred to herein and the Confidentiality Agreement between Caraustar and Buyer signed on October 3, 2005, contain the entire agreement among the parties hereto with respect to the transactions contemplated hereby and supersede all prior agreements, understandings, negotiations and discussions, whether written or oral, of the parties, and no amendment or modification hereof shall be effective unless in writing and signed by the party against which it is sought to be enforced.

13.03 Expenses. Except as otherwise provided herein, each of the parties hereto shall bear such party’s own expenses in connection with this Agreement and the transactions contemplated hereby, whether or not the Closing occurs.

13.04 Injunctive Relief. In the event of a breach or threatened breach by Caraustar or Seller of any of the provisions of Sections 6.01, 6.07 or 11.01 of this Agreement (regarding an acquisition proposal, confidential information and the non-competition agreement) or in the event of a breach or threatened breach by Caraustar or Seller of any of its or their other obligations hereunder, including, without limitation, Caraustar’s and Seller’s respective obligations to close the transactions contemplated hereby, Caraustar and Seller hereby consent and agree that Buyer shall be entitled to an injunction or similar equitable relief restraining Caraustar or Seller (or any of them) from committing or continuing any such breach or threatened breach or granting specific performance of any act required to be performed by Caraustar or Seller (or any of them) under any such provision, without the necessity of showing any actual damage or that money damages would not afford an adequate remedy and without the necessity of posting any bond or other security. Nothing herein shall be construed as prohibiting Buyer from pursuing any other remedies at law or in equity which it may have.

13.05 Governing Law; Jurisdiction. This Agreement shall be governed by and construed in accordance with the laws of the State of New York without regard to the law of the conflicts of law of such State. The parties consent to the exclusive jurisdiction of the United States District Court for the Southern District of New York in connection with any civil action concerning any controversy, dispute or claim arising out of or relating to this Agreement or the breach hereof, unless such court would not have subject matter jurisdiction thereof, in which event the parties consent to the exclusive jurisdiction of the Supreme Court of the State of New York, County of New York.

13.06 Invalidity. Should any provision of this Agreement be held by a court or other body of competent jurisdiction to be enforceable only if modified, such holding shall not affect the validity of the remainder of this Agreement, the balance of which shall continue to be binding upon the parties hereto, with any such modification to become a part hereof and treated as though originally set forth in this Agreement. The parties further agree that any such court or other body is expressly authorized to modify any such unenforceable provision of this Agreement in lieu of severing such unenforceable provision from this Agreement in its entirety, whether by rewriting the offending provision, deleting any or all of the offending provision, adding additional language to this Agreement, or by making such other modifications as it deems warranted to carry out the intent and agreement of the parties as embodied herein to the maximum extent permitted by law. The parties expressly agree that this Agreement as modified by the court or other body shall be binding upon and enforceable against each of them. In any event, should one or more of the provisions of this Agreement be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions hereof, and if such provision or provisions are not modified as provided above, this Agreement shall be construed as if such invalid, illegal or unenforceable provisions had never been set forth herein.

13.07 Successors and Assigns; No Third Party Beneficiaries. Subject to Section 13.09 hereof, this Agreement shall be binding upon and inure to the benefit of the successors and permitted assigns of Caraustar, Seller, Buyer and the Guarantor, respectively. Nothing in this Agreement shall be construed as giving any person, other than the parties hereto and their respective successors and permitted assigns, any right, remedy or claim under or in respect to this Agreement or any provision hereof.

13.08 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.

13.09 Assignment. This Agreement shall not be assignable by any of the parties hereto except pursuant to a writing executed by all of the parties hereto, except that Buyer’s rights or interests under this Agreement (but not its obligations) may be assigned in whole or in part (i) to any member of the Buyer Group; (ii) in connection with a sale of all or substantially all of the assets of Buyer or any of its respective direct or indirect consolidated subsidiaries; or (iii) as collateral security to any financial institution which has extended credit to any member of the Buyer Group; provided that in the case of each such assignment, the assignee shall accept such rights or interests subject to the terms of this Agreement. None of Caraustar, Seller and Guarantor may assign any of their respective rights, interests or obligations under this Agreement. Any attempted assignment in violation of this Section 13.09 shall be null and void.

13.10 Independence of Covenants and Representations and Warranties; Schedules. All covenants hereunder shall be given independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or be otherwise within the limitations of, another covenant shall not avoid the occurrence of a default if such action is taken or condition exists. In addition, all representations and warranties hereunder shall be given independent effect so that if a particular representation or warranty proves to be incorrect or is breached, the fact that another representation or warranty concerning the same or similar subject matter is correct or is not breached will not affect the incorrectness of or a breach of a representation and warranty hereunder. Except as expressly set forth herein, no other representation or warranty is made by any Caraustar Party to Buyer or the Guarantor, or by Buyer or Guarantor to any Caraustar Party, and Buyer and Guarantor on the one hand, and each Caraustar Party on the other, as applicable, hereby disclaims, waives and relinquishes any and all rights to any other representation or warranty, whether express, implied, at common law, by statute or otherwise. The Exhibits and Schedules attached hereto are hereby made part of this Agreement in all respects. Section references in the Schedules refer to the specific Section of the Agreement with respect to which Caraustar and/or Seller are making a disclosure. A disclosure under one Section referenced in the Schedule relates only to the Section of the Agreement referenced, and not to any other Section of the Agreement, unless expressly so stated or such disclosure is reasonably apparent, or a cross-reference is made from one Section of the Schedule to another Section of the Schedule. From time to time prior to the Closing, the Caraustar Parties may supplement, amend or correct in writing the Schedules with respect to any matter which, if existing or occurring at or prior to the date of this Agreement, would have been required to be set forth or described in such Schedule or which is necessary to correct any information in such Schedules which has been rendered inaccurate by an event occurring after the date hereof, provided, however, that no such change shall be deemed to cure any inaccuracy of any representation or warranty made in this Agreement as of the date of this Agreement, unless Buyer, when notified, specifically agrees thereto in writing, nor shall any such notification be considered to constitute or give rise to a waiver by Buyer of any condition set forth in this Agreement.

13.11 Interpretation. The parties hereto agree that this Agreement is the product of negotiations between sophisticated parties and individuals, all of whom were represented by counsel, and each of whom had an opportunity to participate in, and did participate in, the drafting of each provision hereof. Accordingly, ambiguities in this Agreement, if any, shall not be construed strictly or in favor of or against any party hereto but rather shall be given a fair and reasonable construction without regard to the rule of contra proferentem.

13.12 Risk of Loss. Seller shall bear all risk of loss or damage with respect to any of the Assets from and including the date hereof to and including the Closing, and Buyer shall not bear any such risk of loss or damage.

13.13 Headings. Headings of the sections and paragraphs of this Agreement are intended solely for convenience and no provision of this Agreement is to be construed by reference to the heading of any section or paragraph.

13.14 Guarantee. Guarantor hereby irrevocably and unconditionally guarantees, to the Caraustar Parties, the due and punctual payment and the performance of all of Buyer’s obligations pursuant to this Agreement, the Sprague Transition Services Agreement and any other instruments or documents contemplated hereby.

ARTICLE XIV

DEFINITIONS

14.01 Certain Definitions. The following terms when used herein shall have the meanings assigned to them below (certain other terms are defined elsewhere herein):

“Acquisition Proposal” shall mean any offer or proposal for, or any indication of interest in, or any negotiations or discussions concerning, a merger or other business combination involving Sprague or the acquisition of any equity interest in Sprague or the acquisition of Sprague, or of all or a portion of the Assets, other than the transactions contemplated by this Agreement.

“Agreement” shall have the meaning set forth in the recitals hereof.

“Assets” shall have the meaning set forth in Section 1.01(a) hereof.

“Assumed Sprague Liabilities” shall have the meaning set forth in Section 1.01(c) hereof.

“Basket Amount” shall have the meaning set forth in Section 10.05(b) hereof.

“Benefit Plans” shall have the meaning set forth in Section 3.16(a) hereof.

“Business” shall have the meaning set forth in the recitals hereof.

“Buyer” shall have the meaning set forth in the recitals hereof.

“Buyer Group” shall mean Buyer, Cascades Inc., and Buyer’s and Cascades Inc.’s direct or indirect subsidiaries, affiliates and parent entities.

“Buyer Indemnified Parties” shall have the meaning set forth in Section 10.01 hereof.

“Caraustar” shall have the meaning set forth in the recitals hereof.

“Caraustar Group” shall mean shall mean the Caraustar Parties and their direct or indirect subsidiaries, affiliates and parent entities.

“Caraustar Parties” shall have the meaning set forth in the recitals hereof.

“CERCLA” shall have the meaning set forth in Section 3.12(c) hereof.

“Closing” shall have the meaning set forth in Section 7.01 hereof.

“Closing Date” shall have the meaning set forth in Section 7.01 hereof.

“Closing Purchase Price” shall have the meaning set forth in Section 2.01(a) hereof.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Contracts” or “Contract” shall have the meaning set forth in Section 3.14(a) hereof.

“Current Balance Sheet Date” shall mean the date of the Current Balance Sheet.

“Current Balance Sheet” shall have the meaning set forth in Section 3.05(a) hereof.

“Damages” shall mean any and all losses, claims, assessments, demands, damages, liabilities, obligations, costs and expenses, including without limitation, reasonable fees and disbursements of counsel sustained or incurred by the Buyer Indemnified Parties (or any of them) or the Seller Indemnified Parties (or any of them), as the case may be, in any action, dispute, claim or proceeding between any of the Buyer Indemnified Parties, on the one hand, and any of the Seller Indemnified Parties, on the other hand, or involving a third-party claim against any of the Buyer Indemnified Parties or any of the Seller Indemnified Parties, as the case may be, and other out of pocket costs and expenses incurred in connection with investigating, preparing or defending any action, suit or proceeding, commenced or threatened, or any claim whatsoever; provided that “Damages” shall specifically exclude any consequential, incidental, punitive, special or exemplary damages or damages for lost or expected profits or diminution in value, except in the case of fraud.

“Debt Documents” shall mean all agreements, promissory notes, security instruments and other documents by which any of the Assets is bound and which evidence, govern or relate to Indebtedness.

“Designated Agreements” shall have the meaning set forth in Section 6.11(b) hereof.

“Designated Assets” shall have the meaning set forth in Section 6.11(b) hereof.

“Employees” shall have the meaning set forth in Section 6.09(a) hereof.

“Enforceability Exceptions” shall have the meaning set forth in Section 3.02 hereof.

“Environmental Claim” means any written notice or claim by any person or entity alleging potential liability (including potential liability for investigatory costs, cleanup costs, governmental response costs, natural resources damages, property damages, personal injuries or penalties) arising out of, based on or resulting from (i) the presence, Release, or threatened Release of any Hazardous Materials at or from the Premises or with respect to the Business or (ii) any violation, or alleged violation, of any Environmental Laws.

“Environmental Laws” means all applicable federal, state, and local laws, rules and regulations regarding pollution or protection of the environment (including ambient air, surface water, ground water, land surface or subsurface strata) or the protection of human health and safety (only as it relates to Hazardous Materials), including laws and regulations relating to emissions, discharges, Releases or threatened Releases of Hazardous Materials, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials, including without limitation the Connecticut Transfer Act.

“Environmental Permits” shall have the meaning set forth in Section 3.12(c)(ii) hereof.

“ERISA” shall have the meaning set forth in Section 3.16(a) hereof.

“Excluded Liabilities” shall have the meaning set forth in Section 1.02(b) hereof.

“Excluded Assets” shall have the meaning set forth in Section 1.01(b) hereof.

“Financial Statements” shall have the meaning set forth in Section 3.05(a) hereof.

“GAAP” shall mean United States generally accepted accounting principles.

“Governmental Authority” shall mean the collective reference to any court, tribunal, government, or governmental agency, authority or instrumentality, federal, state or local, or domestic or foreign.

“Guarantor” shall have the meaning set forth in the recitals hereof.

“Hazardous Materials” shall mean any chemical, compound, material or substance that is defined, listed in, or otherwise classified or regulated as “hazardous substances,” “hazardous wastes,” “hazardous materials,” “extremely hazardous substances,” “toxic substances,” “toxic pollutants,” or words of similar import under any Environmental Law.

“Improvements” shall have the meaning set forth in Section 3.09(a) hereof.

“Indebtedness” shall mean all obligations and liabilities created, issued or incurred by Sprague for borrowed money or long-term indebtedness, including without limitation, bank loans, mortgages, notes payable, equipment installment debt, guarantees of indebtedness of others, and all principal, interest, fees, prepayment penalties or amounts due or owing with respect thereto.

“Indemnification Matter” shall have the meaning set forth in Section 10.03(a) hereof.

“Indemnitee” shall have the meaning set forth in Section 10.03(a) hereof.

“Indemnitor” shall have the meaning set forth in Section 10.03(a) hereof.

“Indemnity Notice” shall have the meaning set forth in Section 10.03(a) hereof.

“Indemnity Notice Period” shall have the meaning set forth in Section 10.03(b) hereof.

“Intellectual Property” shall have the meaning set forth in Section 3.21 hereof.

“Inventory” shall have the meaning set forth in Section 1.01(a)(iv) hereof.

“Knowledge” shall mean, as applied to the Caraustar Parties, the actual knowledge or knowledge which should have been obtained after reasonable investigation or in the ordinary performance of duties of Michael J. Keough, Wilma Beaty, Ronald J. Domanico, Thomas C. Dawson and David J. Briere.

“Lien” shall mean any mortgage, charge, security interest, covenant, easement, restriction, adverse claim or other encumbrance of any kind or nature whatsoever and however arising.

“License for Access and Remediation” shall have the meaning set forth in Section 8.08 hereof.

“Material Adverse Effect” shall mean a material adverse effect on the business, properties, assets, results of operations, or financial condition of the Business conducted by Sprague; provided that a “Material Adverse Effect” shall not include any effect resulting from (i) general national or international economic conditions or securities markets in general, (ii) conditions generally affecting the paper products industry, (iii) any action taken by any member of the Buyer Group or (iv) the public announcement of this Agreement, compliance with the terms of this Agreement or the consummation of the transactions contemplated by this Agreement.

“Multiemployer Plans” shall have the meaning set forth in Section 3.16(a) hereof.

“Permits” shall have the meaning set forth in Section 3.12(b) hereof.

“Permitted Liens” shall mean (a) Liens for Taxes not yet due and payable or being contested in good faith by appropriate proceedings and for which adequate reserves have been established on the books and records of Sprague and included in the Current Balance Sheet or arising since the date thereof in the ordinary course of business consistent with past practices; (b) mechanics’, materialmans’, suppliers’, vendors’ or similar Liens arising by operation of law and in the ordinary course of business securing amounts which are not delinquent; and (c) covenants, conditions, restrictions, encroachments, encumbrances, easements, rights of way, licenses, grants, building or use restrictions, exceptions, reservations, limitations or other imperfections of title recorded in the land records for the town of Sprague, Connecticut, that do not materially limit the present use of the Premises.

“Pre-Closing Payroll Periods” shall have the meaning set forth in Section 6.09(d) hereof.

“Pre-Closing Period” shall mean all taxable years or periods that end on or before the Closing Date and, with respect to any taxable year or period beginning before or ending after the Closing Date, the portion of such taxable year or period ending on and including the Closing Date.

“Premises” shall have the meaning set forth in Section 3.09(c) hereof.

“Products” shall mean any and all products of the Business.

“Purchase Price” shall have the meaning set forth in Section 2.01 hereof.

“Real Property” shall have the meaning set forth in Section 1.01(a)(ii) hereof.

“Receivables” shall have the meaning set forth in Section 1.01(a)(vi) hereof.

“Release” shall mean any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping or disposing of Hazardous Materials into the Environment; provided, however, that “Release” shall not include any release that is permissible under applicable Environmental Laws or Environmental Permits.

“Retained Contracts” shall mean all Debt Documents pertaining to Indebtedness, all of Seller’s insurance policies, all agreements, instruments and other documents evidencing, governing or in respect of Benefit Plans, and all of Seller’s (or any affiliate’s) other employee benefit, health, dental, medical, welfare, severance and similar plans or programs, and all liabilities and obligations under other Contracts evidencing, governing or in respect of Excluded Liabilities.

“Rittman Mill” shall mean the boxboard mill owned and operated by Caraustar Mill Group, Inc. at Rittman, Ohio.

“Rittman Transition Services Agreement” shall mean the transition services agreement of even date herewith among Caraustar, Caraustar Mill Group, Inc. and Buyer.

“Schedules” shall mean the Schedules attached hereto and made a part of this Agreement.

“Seller” shall have the meaning set forth in the recitals hereof.

“Seller Indemnified Parties” shall have the meaning set forth in Section 10.02 hereof.

“Sprague” shall have the meaning set forth in the recitals hereof.

“Sprague CBA” shall mean the Labor Agreement dated as of July 10, 2002 between Caraustar, Sprague and the USW, formerly, Paper, Allied-Industrial, Chemical and Energy Workers International Union AFL-CIO, CLC and its Local No. 1840, as amended.

“Sprague Customer Lists” shall have the meaning set forth in Section 1.01(a)(viii) hereof.

“Sprague Mill” shall have the meaning set forth in the recitals hereof.

“Sprague Personal Property” shall have the meaning set forth in Section 1.01(a)(iii) hereof.

“Sprague Transition Services Agreement” shall have the meaning set forth in the recitals hereto.

“Sprague Warranties” shall have the meaning set forth in Section 1.01(a)(iii) hereof.

“Supply Agreement” shall have the meaning set forth in the recitals hereof.

“Tama Boxboard Mill” shall mean the boxboard mill owned and operated by Caraustar Mill Group, Inc. at Tama, Iowa.

“Tax Returns” shall have the meaning set forth in Section 3.11(a) hereof.

“Taxes” shall have the meaning set forth in Section 3.11(a) hereof.

“Termination Date” shall have the meaning set forth in Section 7.02(c) hereof.

“Union” shall mean the USW AFL-CIO, CLC and its Local No. 1840.

“WARN Act” shall have the meaning set forth in Section 1.02(b)(xi) hereof.

*            *            *

IN WITNESS WHEREOF, this Agreement has been duly executed by the parties hereto as of the date first above written.

CARAUSTAR INDUSTRIES, INC.

By:	/s/ Ronald J. Domanico
Name:	Ronald J. Domanico
Title:	SVP and Chief Financial Officer

SPRAGUE PAPERBOARD, INC.

By:	/s/ Ronald J. Domanico
Name:	Ronald J. Domanico
Title:	Vice President

CASCADES BOXBOARD GROUP - CONNECTICUT LLC

By:	/s/ Eric LaFlamme
Name:	Eric LaFlamme
Title:	President and CEO

CASCADES INC.,
Solely as guarantor of the obligations of Buyer pursuant to the terms hereof.

By:	/s/ Robert Hall
Name:	Robert Hall
Title:	VP Legal